ANNUAL REPORTS
                                                  FOR DELAWARE FUND AND
                                                  DEVON FUND FOR THE FISCAL
                                                  YEAR ENDED OCTOBER 31, 1994

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                                 DELAWARE GROUP
                   A TRADITION OF SOUND INVESTING SINCE 1929
1994

Annual

Report

                                               DELAWARE GROUP
                                               DELAWARE FUND

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TABLE OF CONTENTS

LETTER TO SHAREHOLDERS                                                  1

STOCK AND BOND MARKETS RESPOND TO
RISING INTEREST RATES                                                   2

DELAWARE FUND'S STOCK PORTFOLIO:
CAREFUL SELECTION REMAINS PARAMOUNT                                     3

DELAWARE FUND'S BOND PORTFOLIO
NAVIGATES DIFFICULT YEAR                                                5

STRONG PERFORMANCE OVER 56 YEARS                                        6

FINANCIAL STATEMENTS                                                    8

DELAWARE GROUP
A TRADITION OF SOUND INVESTING

Delaware's investment experience dates back to 1929. Our first mutual fund was established in 1938. Headquartered in Philadelphia with an affiliate in London, our team includes some of the best minds in the money management business. Delaware International Advisers Ltd., our London-based international investment team, was established in 1990.
         With some of the nation's largest public and private pension plans, foundations and endowments as clients, Delaware Group manages mutual funds with the same time-tested, disciplined strategies demanded by institutional investors. As one of the nation's oldest independent money managers - with over 60 years of investment management standing behind us - we have experience you can count on and a commitment to excellent service.
         Delaware manages $26 billion in mutual funds and institutional investment advisory accounts. We measure our success by the financial success and satisfaction of our nearly 500,000 shareholders.
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LETTER TO SHAREHOLDERS

December 1994

Dear Shareholder:

Delaware Fund's latest fiscal year, which ended October 31, 1994, was among the more volatile investment periods in your Fund's 56 years of service to shareholders. We are pleased that your Fund held its own in the face of a fickle stock market and the most difficult bond market environment since 1927.
         The table to the right presents Delaware Fund A Class total return (capital change plus income) for the fiscal 12 months, compared with the results of two unmanaged market indexes: the Standard & Poor's 500 Composite Stock Price Index and the Lehman Brothers Government Corporate Intermediate Index. Since Delaware Fund's objective is to provide a balance of current income, capital appreciation and capital preservation, its portfolio includes both stocks and bonds similar to those that comprise these indexes. We also show the average return of the 138 balanced funds tracked by Lipper Analytical Services, Inc.

Fiscal Year Ended
October 31, 1994                        Total Return
----------------------------------------------------
Delaware Fund A Class                      +1.80%
S&P 500 Index                              +3.87
Lehman Bros. Government
  Corporate Intermediate Index             -1.93
Lipper Balanced Fund Average               -0.71

Delaware Fund and Lipper Balanced Fund performance is based on net asset value without impact of sales charge. Additional performance as well as performance for the B Class and the Institutional Class of Delaware Fund can be found on page 7.

         The five interest rate increases orchestrated by the Federal Reserve Board during this period were the principal cause of the market's turmoil. In the fixed income sector, the yield on 30-year Treasuries rose from 5.93% on October 31, 1993 to 7.90% on October 31, 1994, which caused a price decline of some 23%. Responding to inflationary fears, the Fed adopted a gradualist approach to tightening the nation's money supply in an effort to slow down the economy before it "overheats." This sharp jump in rates has been painful for investors in long-term bonds. Fortunately, in its bond component, your Fund has emphasized intermediate-term maturity bonds, whose prices tend to be less sensitive to rising interest rates.
         Although the stock market got off to a strong start as the Fund's fiscal year began in November 1993, stock prices suffered declines, which were sometimes sharp and abrupt, when the Fed began raising interest rates last February. Stocks rose near their all-time highs in September and October, but declined sharply when the Fed raised short-term rates a sixth time in November. The current outlook is unsettled, though we envision no significant market decline from current levels.
         Delaware Fund's strategy of balancing assets between stocks, bonds and cash as economic forces change was designed to serve more conservative, long-term equity investors in challenging investing climates such as we have experienced over the past 12 months. We encourage shareholders to review the profiles on the Fund's stock and bond portfolios, which begin on page 3, to see how the Fund's positioning has contributed to its performance.
         As always, we thank you for investing with the Delaware Group. You can be assured that we will take every step to earn your continued confidence.

Sincerely,


/s/ Wayne A. Stork                      /s/ Brian F. Wruble
-----------------------------           -------------------------------------
Wayne A. Stork                          Brian F. Wruble
Chairman, Board of Directors            President and Chief Executive Officer
Delaware Fund                           Delaware Fund

                                                                               1

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STOCK AND BOND MARKETS RESPOND
TO RISING INTEREST RATES

When interest rates go up as they did this past year, it can take time for the securities markets to adjust. Stocks and bonds react to interest rate changes for different reasons.
         In the case of the stock market, rising interest rates can make it more expensive for a company to borrow money for equipment or expansion. In other cases, rising rates may squeeze profit margins. This is especially true for the types of businesses considered "interest rate sensitive," like banks. Rising rates also affect consumer cyclical companies that manufacture large appliances, cars and trucks, or other items expected to last for at least five years. Higher interest rates discourage consumers from buying or building a new house, which can impact appliance sales. Similarly, consumers are less likely to buy a new car because loans are more expensive. Since such situations have the potential to interfere with the profit outlook for individual companies or sectors, rising interest rates affect investors expectations which, in turn, affect stock prices.
         The relationship between bond prices and interest rates is somewhat more complicated. For the past several years, the Federal Reserve kept the federal funds rate - the rate that banks charge each other for overnight loans - low to help bring the economy out of recession. This helped to lower interest rates and fueled strong performance in the bond market. This past year, the economy has been growing steadily. However, if the economy grows too quickly, fears about inflation begin to surface. As the economy grew in 1994, the Federal Reserve raised interest rates to keep economic growth moderate and control inflation - the bond market's worst enemy. Since bonds pay a fixed rate of income for a set number of years and the value of that income declines if the cost of living increases, restraining potential inflation should be good for the bond market long term.
         Regardless of the potential long-term benefits of the Fed's short-term rate increases, the bond market's immediate reaction was negative. Since a bond's current yield equals the stated coupon rate divided by the price, when interest rates rise, in order for the yield to rise to a level comparable with new issues, the price of existing bonds must decline. This was the situation faced by bond holders during most of this past year.
--------------------------------------------------------------------------------
The Gross Domestic Product Compared to the Prime Interest Rate

            GDP    Prime Rate
Dec-85     2.30%     9.50%
Dec-86     1.30%     7.50%
Dec-87     5.80%     8.75%
Dec-88     3.80%    10.50%
Dec-89     1.50%    10.50%
Dec-90    -3.20%    10.00%
Dec-91     0.60%     7.50%
Dec-92     5.70%     6.00%
Dec-93     7.00%     6.00%
Sep-94     3.40%     7.80%

As a result of strong economic growth, the Federal Reserve Board has pushed interest rates higher in an effort to control inflation. The prime rate - the rate that banks charge their most creditworthy customers - followed. Higher interest rates had a negative impact on both the stock and bond markets during much of Delaware Fund's fiscal period.

DELAWARE FUND WAS
WELL-POSITIONED FOR
RISING RATES
When interest rate changes - actual or merely anticipated - are affecting the markets, investment management decisions become even more critical. We can report that over the past fiscal year, Delaware Fund's stock (some 60% of net assets on October 31st) and bond (40%) positions helped the Fund provide a positive return in the face of difficult markets.

2

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DELAWARE FUND'S STOCK PORTFOLIO:
CAREFUL SELECTION REMAINS PARAMOUNT

In the semi-annual report of six months ago, we wrote you that we were working to strategically position Delaware Fund's stock holdings, searching for industry sectors with good prospects for continued consistent earnings and dividend growth, that were undervalued by the market. When we applied our valuation measures to various areas of the market, we discovered that very few sectors passed our test. Therefore, we realized it would be more important to make the right selections within each particular sector. In an uncertain market, careful selection is critical.

CYCLICAL COMPANIES
Delaware Fund primarily looks for stocks that have a history of consistent and increasing dividend payments. This often precludes us from investing in those companies with more cyclical businesses, such as manufacturers of large equipment for consumer or industrial use. The profits of these companies typically rise and fall with economic cycles, and earlier this year their profit cycle appeared to be nearing a peak. Normally when the market senses that earnings are about to peak, the stocks in question no longer outperform the broader market. This is exactly what occurred this year, causing many cyclical companies to underperform. Avoiding this area helped the Fund this year. We are now looking to add stocks of those companies that meet our standards for earnings consistency, but whose prices have been unjustifiably depressed along with the whole cyclical sector.

                                            Photo of George H. Burwell



                                            George H. Burwell
                                            Senior Portfolio Manager, Equity

THE FINANCIAL SECTOR
Though interest rates rose over the year, the financial sector performed well early on, partly on a rebound from its lows at the end of 1993. More recently, this group has experienced another downturn in response to rising interest rates. There remain a number of companies whose revenue growth, we believe, should mitigate the potential impact that rising interest rates could have on profit margins. MBNA provides a good profile of the characteristics we look for in stock selection - strong companies with solid dividend histories that hold leadership positions in promising industries. MBNA, the national credit card marketer, is one of the Fund's top five holdings. The company has a strong track record and has increased its dividend by 35% since 1991. Recently, Americans have been increasing their use of credit cards as an alternative to cash, which should bode well for MBNA, First USA (another Fund holding) and other credit card issuers.
         The Fund also has large stock holdings in Fannie Mae and Freddie Mac, the mortgage agencies, both of which have shown consistent growth and stable profit margins. Though their stock prices have fallen in response to interest rate changes, these declines have made the stock even more attractive to us as possible future purchases.

REAL ESTATE INVESTMENT TRUSTS
Delaware Fund is still a strong believer in real estate investment trusts (REITs). These investments own large blocks of commercial real estate and earn money by renting facilities such as hospitals, nursing homes, apartments and shopping centers. Though REITs can be negatively affected by difficulties in the real estate market, the improvement in the real estate sector since 1991 has allowed rents to rise on average, which could pass through to REIT investors via solid dividend increases. When compared to utilities, another stock group investors typically turn to for income, we have found that REITs have generally offered higher yields and dividend growth potential. While REITs in general, including those in the portfolio, were down in the second half of 1994, Delaware Fund's REITs have performed well relative to the sector as a whole.

                                                                               3

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CONSUMER STOCKS
The Fund has generally kept a relatively small weighting in consumer stocks. Increased product sales (or unit growth) have been very modest for many of the large consumer companies such as food and pharmaceutical companies. Without price increases, revenue and earnings growth for these companies is likely to be slow. We believe one exception is Procter & Gamble, one of our five top holdings as of October 31st. Though many consumer non-durable companies have had trouble maintaining steady growth rates, Procter & Gamble's international unit growth has been driving profits for the whole company, and we believe there is potential for even more expansion abroad. Many foreign economies are still in the early stages of economic recovery, and we believe that Procter & Gamble stands to benefit from its foreign marketing strength.

OUR STRATEGY GOING FORWARD
When a company's revenue growth is driven primarily by increased product shipments rather than price increases, investors typically assign a higher value to the company because the earnings are considered to be more sustainable. We sift through many industry sectors looking for companies with strong unit growth combined with reasonable price/earnings multiples, i.e. those with high-quality earnings that are still, in our opinion, reasonably priced. Companies such as Danaher, Reynolds & Reynolds and Sunbeam-Oster fit these criteria and are significant holdings in the Fund. While these stocks and others like them may not be well known to the investment community, we believe that their business strategies are sound and their finances strong. We feel that their value is likely to be recognized by investors, and if it is, their prices should rise. We have increased our holdings in the retail sector because we feel these stocks are inexpensive on a long-term basis; however, so far we have been disappointed by their performance.

Delaware Fund Portfolio Profile

Capital Equipment                           7.16%
Manufacturing                               3.39%
Real Estate                                 4.56%
Insurance & Health Care                     4.05%
Financial & Banking                         8.45%
Communications & Transportation             7.07%
Consumer Companies                         17.86%
Energy & Chemicals                          7.82%
Fixed Income Component and Liabilities
 Net of Receivable and Other Assets        39.64%

As a percentage of net assets as of October 31, 1994.

         As we move into the next year, we will continue to monitor interest rates and other social, political and economic factors that impact the stock market. We believe that selectivity will be as critical in the near future as it was over the past year, so we'll be looking for special situations, particularly within each of the market sectors discussed here. Our goal is to identify companies that have the potential to do well, even if their specific sector is out of favor or the market experiences adverse conditions.

4
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DELAWARE FUND'S BOND PORTFOLIO
NAVIGATES DIFFICULT YEAR

The past year has been a very difficult one for the bond market. Just as with our stock strategy, targeting the best sectors and maturities within the overall market was imperative. According to research by the Arbor Trading Group, the one year period ended October 31, 1994 was the worst period since 1927 for owners of long maturity bonds, in terms of price declines on 30-year Treasuries. When interest rates increase, causing prices to decline, bonds of all types and maturities are affected. But, as we explained in the semi-annual report, prices of longer maturity bonds are usually hit hardest.
         The fixed income portion of Delaware Fund's portfolio, 40% of net assets at fiscal year-end, was primarily invested in intermediate maturity bonds - with an average weighted maturity of 5 1/2 years. We kept the maturity of the portfolio in the five-year range, because we believe that these bonds offer a good combination of income with potential for reduced price sensitivity. While this strategy shielded us from the worst price erosion in the market, the past year was also the third worst period since 1927 for five-year notes - they were down over 4% on a total return basis for the period (Source: Bloomberg). Clearly, bond investors had to overcome some very large hurdles to make progress in such a negative market.

                                         Photo of Dorothea M. Dutton




                                         Dorothea M. Dutton
                                         Senior Portfolio Manager, Fixed Income

         By defensively shifting the Fund's assets between the various sectors of the bond market and by keeping average maturity in the intermediate range, we were able to provide a fixed income return that kept pace with its benchmark - the Lehman Brothers Government Corporate Intermediate Index. Our strategy over the year was to significantly reduce holdings of Treasuries - which generally react most quickly to interest rate changes - and to increase our holdings of mortgage securities, as well as high-quality corporate bonds and asset-backed securities whose credit quality is not quite as high as that of Treasuries. All of these tend to be less sensitive to interest rate moves, particularly those with higher coupon rates.
         As short-term interest rates increased over the year, the yield curve - a statistical comparison of the yields available from bonds of different maturities - "flattened." Longer term bonds typically have higher yields than short or intermediate bonds because bond holders are loaning their money for longer time periods and therefore, would be more affected by changes in interest rates. When the yield curve flattens, the income advantage of longer term bonds decreases while their higher volatility remains, making them even less attractive.
         In the upcoming year, we believe the yield curve will continue to flatten as the Federal Reserve Board remains committed to controlling potential inflation. We expect to continue following our intermediate strategy, paying close attention to what types of bonds - whether Treasuries, mortgages or high-quality corporate bonds - offer the greatest potential advantages. As always, the goal for the Fund's fixed income portion is to provide a competitive level of income and add a measure of relative stability to the overall portfolio. We aim to do this by focusing on bonds that provide very attractive income opportunities, while striving to limit risk to principal.

                                                                               5

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STRONG PERFORMANCE OVER 56 YEARS

We believe that Delaware Fund's conservative approach to equity investing has served investors well over time. Since the Fund's 1938 introduction, it has provided an average annual return of 10.89% including the impact of the maximum sales charge. And because the Fund now maintains at least 25% of the portfolio in fixed income securities, it could be less volatile than a portfolio comprised only of common stock.
         The chart below compares Delaware Fund's performance over the 10-year period ended October 31, 1994 with that of the S&P 500, the unmanaged index most commonly used to track performance of the broad stock market. Naturally, balanced funds are expected to underperform pure stock investments since, by including a bond component, they trade off potential return for reduced volatility. You can see that Delaware Fund has performed well over the 10-year period. A $10,000 investment made November 1, 1984 would have grown to $29,942 by October 31, 1994 including all expenses and the maximum sales charge. Delaware Fund kept pace with the Lipper Balanced Fund Average which would have grown to $30,713. The Lipper Balanced Fund Average included 25 mutual funds during this period and, unlike Delaware Fund's return, its return does not include the impact of any sales charges on those funds.
         The chart below includes a line representing the Consumer Price Index, or "cost of living." While market benchmarks like the S&P 500 are useful in making comparisons between investment strategies and "the market," keeping money growing faster than cost of living increases is critical to an investor's financial security. As you can see, Delaware Fund grew at a rate twice that of the inflation rate during this time.

-----------------------------------------------------
A Look at Long-Term Performance

          Growth of a $10,000 Investment,
        November 1984 through October 1994

          Cost of Living
               Index       S&P 500     Delaware Fund
Nov-84       $10,000       $10,000       $ 9,427
Oct-85        10,323        11,835        11,356
Oct-86        10,475        15,757        17,081
Oct-87        10,950        16,757        13,088
Oct-88        11,415        19,243        15,972
Oct-89        11,928        24,298        19,432
Oct-90        12,678        22,472        18,816
Oct-91        13,048        30,000        23,392
Oct-92        13,466        32,979        26,284
Oct-93        13,837        37,888        29,414
Oct-94        14,188        39,354        29,942

Chart assumes a $10,000 investment in Delaware Fund Class A on 11/1/84 through 10/31/94. Both the Fund and the indexes reflect the reinvestment of all distributions. No adjustments were made for the payment of taxes. The S&P 500 is an unmanaged index of common stocks. S&P 500 and CPI data were provided by Lipper Analytical Services. Performance of other classes of Delaware Fund is detailed on page 7.

Return and share value will fluctuate so that shares, when redeemed, may be worth more or less than the original investment. Past performance is not a guarantee of future results.

6
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                           Delaware Fund's Performance

                     Class A                        Class B
                  Average Annual                   Aggregate
                  Total Returns                  Total Returns
                                               (Introduced 9/6/94)

             10 Years      11.59%          Lifetime          -1.14%
                                           Excluding Sales Charge
              5 Years      7.74%
                                           Lifetime          -5.06%
              1 Year       -4.08%          Including Sales Charge
              Including Sales Charge

                            Through October 31, 1994

Return and share value will fluctuate so that shares, when redeemed, may be worth more or less than the original investment. Past performance is not a guarantee of future results.

Class A returns reflect the reinvestment of all distributions, the 5.75% maximum sales charge and the impact of a 12b-1 fee on performance after 6/2/92.

Class B shares do not carry a front-end sales charge, but are subject to a 1% annual distribution and service fee. They are subject to a deferred sales charge of up to 4% if redeemed before the end of the sixth year. Lifetime performance excluding sales charge assumes the investment was not redeemed. Class B was initially offered on 9/6/94. Performance for this short time period may not be representative of longer term results.

Average annual total returns for Delaware Fund's Institutional Class, which is available without sales or asset-based distribution charges only to certain eligible institutional accounts, were 12.29%, 9.10% and 1.96%, respectively for the Fund's 10-, five-, and one-year fiscal periods ended 10/31/94. Returns for the 10-, five-, and one-year periods ended 9/30/94 were 12.56%, 8.55% and 1.60%, respectively. The Institutional Class was initially made available 11/9/92. Performance for the Institutional Class for periods prior to this date is based on Class A performance, adjusted to eliminate the sales charge, but not the asset-based distribution charge.

                 Performance through September 30, 1994

              Class A                                 Class B
    Average Annual Total Returns              Aggregate Total Returns

       10 Years       11.86%                   Lifetime        -1.58%
                                               Excluding Sales Charge
        5 Years        7.20%
                                               Lifetime        -5.48%
        1 Year        -4.43%                   Including Sales Charge
        Including Sales Charge

                                                                               7

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FINANCIAL
STATEMENTS

DELAWARE GROUP DELAWARE FUND
STATEMENT OF NET ASSETS
OCTOBER 31, 1994

                                                         Number        Market
                                                       of Shares        Value
 COMMON STOCK - 60.36%
 Capital Equipment & Services - 7.16%
 Arvin Industries ..............................         73,600     $ 1,794,000
 Diebold .......................................         58,825       2,485,356
 Eaton .........................................        129,000       6,756,375
 Foster Wheeler ................................         45,500       1,638,000
 General Electric ..............................        220,200      10,762,275
 Genuine Parts .................................         49,300       1,780,963
 Hewlett Packard ...............................         39,600       3,870,900
 Hubbell Class B ...............................         51,300       2,968,988
 Rockwell International ........................        108,000       3,766,500
 RPM ...........................................        100,400       1,901,325
 Teleflex ......................................         44,300       1,716,625
                                                                    -----------
                                                                     39,441,307
                                                                    -----------
 Chemicals - 0.20%
 Loctite .......................................         25,200       1,124,550
                                                                    -----------
                                                                      1,124,550
                                                                    -----------
 Communications - 5.93%
 ALLTEL ........................................        331,900       8,587,913
 AT&T ..........................................         66,600       3,663,000
 Belo (A.H.)  ..................................         42,300       2,315,925
 Gannett .......................................         37,300       1,790,400
 General Motors- Class E .......................         96,200       3,523,325
 Sprint ........................................         90,000       2,936,250
*Tele Danmark ADR ..............................         90,000       2,587,500
 Telecom Argentina ADR .........................         35,600       2,162,700
 Telefonica de Argentina ADR ...................         32,600       2,025,275
 Tribune .......................................         58,300       3,068,038
                                                                    -----------
                                                                     32,660,326
                                                                    -----------
 Consumer Group - 17.86%
 American Greetings Class A ....................        124,600       3,418,713
 American Stores ...............................        208,400       5,652,850
 Armor All Products ............................         96,000       2,136,000
 Avon Products .................................         37,600       2,378,200
 Cato Class A ..................................        180,000       1,710,000
 Dial ..........................................        153,800       3,172,125
 Lancaster Colony ..............................         62,799       2,166,566
 Marriott International ........................         66,300       1,939,275
 May Department Stores .........................        318,800      11,994,850
 Omnicom Group .................................         42,300       2,252,475
 Penney (J.C.)  ................................         65,400       3,310,875
 Phillip Morris ................................         68,000       4,165,000
 Proctor & Gamble ..............................        276,800      17,300,000
 Sbarro ........................................        178,500       4,440,188



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                                                        Number         Market
                                                      of Shares        Value
 COMMON STOCK (Continued)
 Consumer Group (Continued)
 Service International ........................        177,000     $ 4,712,625
 Singer .......................................        320,600      10,058,825
 Sunbeam-Oster ................................        264,700       6,551,325
 Walgreen .....................................         86,700       3,598,050
 Wal-Mart Stores ..............................        213,000       5,005,500
 Wallace Computer Service .....................         84,800       2,353,200
                                                                   -----------
                                                                    98,316,642
                                                                   -----------
 Energy - 7.62%
 Dresser Industries ...........................        157,500       3,327,188
 Illinova .....................................        139,000       2,745,250
 Kerr-McGee ...................................        115,000       5,649,375
 Mobil Oil ....................................         68,100       5,856,600
 Royal Dutch Petroleum ........................         47,100       5,487,150
 Sonat ........................................         92,100       2,993,250
 TOTAL S.A. ADR ...............................        112,223       3,703,359
 Unocal .......................................        261,200       7,640,100
 YPF Sociedad Anonima ADR .....................        188,700       4,552,388
                                                                   -----------
                                                                    41,954,660
                                                                   -----------
 Financial & Banking - 8.45%
 Bank of New York .............................        125,000       3,968,750
 Emphesys Financial Group .....................         90,800       3,121,250
 Federal Home Loan ............................        127,300       6,937,850
 Federal National Mortgage Association ........         86,050       6,539,800
 First Security ...............................         78,100       2,030,600
 First USA ....................................        181,400       6,394,350
 MBNA .........................................        655,400      17,531,950
                                                                   -----------
                                                                    46,524,550
                                                                   -----------
 Insurance & Health Care - 4.05%
 Abbott Laboratories ..........................         88,300       2,737,300
 Bankers Life Holding .........................         90,000       1,732,500
 Bard (C.R.)  .................................        127,600       3,126,200
 Equitable of Iowa ............................         79,500       2,812,313
 Pfizer .......................................        110,000       8,153,750
 UNUM .........................................         81,600       3,743,400
                                                                   -----------
                                                                    22,305,463
                                                                   -----------
 Manufacturing - 3.39%
 Danaher ......................................        150,000       7,368,750
 Fleetwood Enterprises ........................        134,000       3,082,000
*Grupo Sidek S.A. ADR .........................         54,500         960,563
 Reynolds & Reynolds ..........................        291,600       7,253,550
                                                                   -----------
                                                                    18,664,863
                                                                   -----------
 Real Estate - 4.56%
 Associated Estates Realty ....................        122,400       2,310,300
 Developers Diversified Realty ................        190,600       5,336,800
 Health Care Property Investors ...............        167,000       4,905,625
 Nationwide Health Properties .................        127,900       4,492,488
 ROC Communities ..............................         68,200       1,364,000
 Storage USA ..................................         54,000       1,356,750
 Summit Property ..............................         83,500       1,450,813
 Sun Communities ..............................        121,700       2,738,250
 Walden Residential Properties ................         60,900       1,172,325
                                                                   -----------
                                                                    25,127,351
                                                                   -----------
8

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 Statement of Net Assets (Continued)
                                                         Number        Market
                                                       of Shares       Value
 COMMON STOCK (Continued)
 Transportation - 1.14%
 CSX ..........................................         51,800     $ 3,755,500
 Conrail ......................................         46,200       2,512,125
                                                                   -----------
                                                                     6,267,625
                                                                   -----------
 Total Common Stock
  (cost $303,181,024)  .......................                     332,387,337
                                                                   -----------
 PREFERRED STOCK - 0.95%
 Freeport-McMoran Copper & Gold
  pfd cv .....................................          27,400       5,230,200
                                                                   -----------
 Total Preferred Stock
  (cost $5,355,376)  .........................                       5,230,200
                                                                   -----------

                                                      Principal
                                                        Amount
 CONVERTIBLE BONDS - 0.75%
 Banco Nacional de Mexico
  SA sub deb exch 7.00% 12/15/99 .............      $3,715,000       4,123,650
                                                                   -----------
 Total Convertible Bonds
  (cost $4,080,213)  .........................                       4,123,650
                                                                   -----------

 CORPORATE BONDS - 11.65%
 Advanta 5.125% 11/15/96  ...................        2,950,000       2,817,297
 Allstate 5.875% 6/15/98  ...................        4,150,000       3,900,436
 Archer Daniels 8.875% 4/15/11 ..............        2,345,000       2,412,405
+Banco Del Estado 8.39% 8/1/01 ..............        2,300,000       2,219,500
 Bell Atlantic 5.70% 5/30/96 ................        2,800,000       2,750,194
 Borden 0.00% 5/22/97  ......................        2,000,000       1,660,000
 Celulosa Arauco 7.25% 6/11/98 ..............        2,750,000       2,640,000
 Cemex SA 8.875% 6/10/98  ...................        1,000,000         985,000
 Chrysler Financial Corp. 5.62%
  11/24/97  .................................        3,000,000       2,841,138
 City of Prague 7.75% 5/10/99 ...............        2,690,000       2,596,691
 Columbia Republic 7.25% 2/23/04 ............        1,000,000         864,574
 Countrywide Funding 8.25% 7/15/02 ..........        1,895,000       1,853,712
+Financira Energetic Nacional
  9.00% 11/8/99  ............................        2,000,000       1,977,500
 First USA Bank 5.75% 1/15/99 ...............        1,500,000       1,373,525
 General Motors Acceptance Corporation
  8.375% 5/1/97  .............................         915,000         928,289
+Goldman Sachs 7.125% 3/1/03 .................       1,000,000         911,250
 Grupo Televisa 10.00% 11/9/97 ...............       2,000,000       2,052,578
 Hydro-Quebec 8.05% 7/7/24 ...................       1,500,000       1,447,754
+Iberdrola International 7.125%
  6/1/03  ....................................       2,250,000       2,061,563
 Lockheed 4.875% 2/15/96  ....................       1,885,000       1,836,787
 MBNA 6.875% 10/1/99  ........................       1,240,000       1,179,965
+New York Life Insurance 7.50%
  12/15/23  ..................................       1,250,000       1,034,809
 Ontario Province 17.00% 11/5/11 ............        1,000,000       1,236,611
 RJR Nabisco 6.80% 9/1/01 ...................        1,000,000         954,925
 Saskatchewan Province Canada
  8.00% 7/15/04  .............................       1,150,000       1,118,375
 Taubman Realty Group 8.00%
  6/15/99  ...................................       2,500,000       2,454,675

                                                     Principal         Market
                                                      Amount           Value
CORPORATE BONDS (Continued)
Tektronix 7.50% 8/1/03 .......................     $ 1,800,000     $ 1,629,000
Tele-Communications 6.58% 2/15/05 ............       1,000,000         935,275
Tennessee Valley Authority 8.25% 11/15/96 ....       3,165,000       3,241,894
Thailand Kingdom 4.73% 9/30/96 ...............         450,000         429,938
Thailand Kingdom 7.07% 9/30/13 ...............       2,655,000       2,156,176
Transamerica 8.08% 11/4/99 ...................       3,785,000       3,785,000
Utilicorp United 9.300% 12/1/95 ..............       1,500,000       1,534,796
VF 9.50% 5/1/01 ..............................       2,175,000       2,316,756
                                                                   -----------
Total Corporate Bonds
 (cost $65,945,479) ....                                            64,138,388
                                                                   -----------

U.S. TREASURY OBLIGATIONS - 2.76%
U.S. Treasury Notes 4.375% 8/15/96 ...........       7,305,000       7,024,210
U.S. Treasury Note/Bond 6.875% 4/30/97 .......       8,200,000       8,179,500
                                                                   -----------
Total U.S. Treasury Obligations
 (cost $15,436,902) ..........................                      15,203,710
                                                                   -----------

MORTGAGE-BACKED SECURITIES - 12.79%
Federal Home Loan Mortgage Corporation
 6.73% 3/21/01 ...............................         795,000         742,776
Federal Home Loan Mortgage Corporation
 7.125% 7/21/99 ..............................       2,000,000       1,960,240
Federal Home Loan Mortgage Corporation
 8.50% 4/1/09 ................................         593,368         591,408
Federal Home Loan Mortgage Corporation
 8.50% 6/1/14 ................................       1,005,324       1,019,137
Federal National Mortgage Association
 6.00% 2/1/01 ................................       1,481,052       1,391,263
Federal National Mortgage Association
 6.27% 4/3/96 ................................       3,000,000       2,990,316
Federal National Mortgage Association
 7.00% 6/1/09 ................................       6,139,048       5,834,048
Federal National Mortgage Association
 7.00% 7/1/17 ................................       2,947,078       2,763,807
Federal National Mortgage Association
 7.50% 5/1/07 ................................       8,886,014       8,644,474
Federal National Mortgage Association
 7.50% 9/1/08 ................................       3,772,016       3,691,030
Federal National Mortgage Association
 7.50% 4/1/24 ................................       1,773,604       1,665,526
Federal National Mortgage Association
 7.65% 10/20/99 ..............................       1,000,000         995,529
Federal National Mortgage Association
 8.00% 9/1/09 ................................       5,221,320       5,198,502
Federal National Mortgage Association
 8.50% 9/1/07 ................................      15,240,582      15,478,792
Government National Mortgage Association
 8.50% 9/15/24 ...............................       5,086,738       5,027,926
Government National Mortgage Association
 9.00% 9/30/17 ...............................       5,930,000       6,039,337
Government National Mortgage Association
 10.00% 11/15/16 .............................           1,666           1,790

                                                  Principal           Market
                                                   Amount             Value
MORTGAGE-BACKED SECURITIES
 (Continud)
Government National Mortgage
 Association 10.00% 5/15/19 .................      $   463,760     $   499,039
Government National Mortgage
 Association 11.00% 12/15/15 ................        5,252,880       5,804,433
Government National Mortgage
 Association 12.500% 12/15/10 ...............           48,962          55,969
                                                                   -----------
Total Mortgage-Backed Securities
 (cost $71,382,007)  ........................                       70,395,342
                                                                   -----------
COLLATERALIZED MORTGAGE
 OBLIGATIONS - 2.10%
Federal Deposit Insurance Corporation
 Remic Trust Series 94-C1 2A2 7.85%
 9/25/25  ...................................        1,750,000       1,716,094
Federal Home Loan Mortgage
 Corporation Series 1666-E 6.00%
 12/15/19  ..................................        3,020,000       2,644,714
Federal Home Loan Mortgage
 Corporation Series 1474-C 7.00%
 10/15/22  ..................................        4,030,000       3,722,713
Nomura 94 MD1 A1-B 7.526% 3/15/18 ..........         2,660,000       2,554,431
Paine Webber CMO Trust 9.00%
 3/20/97  ...................................          896,876         902,622
                                                                   -----------
Total Collateralized Mortgage
 Obligations (cost $12,117,938) .............                       11,540,574
                                                                   -----------
ASSET-BACKED SECURITIES - 4.85%
Advanta Corporation 93-1 A2 5.95%
 5/25/09  ...................................        1,420,628       1,334,112
American Finance Home Equity
 Series 94-2 A1 6.95% 6/25/24 ...............        2,983,235       2,926,833
 Series 92-5 A 7.20% 2/15/08 ................          829,844         809,845
 Series 92-1 A 7.50% 3/15/07 ................        1,221,533       1,211,517
 Series 91-1 A 8.00% 7/25/06 ................          816,897         818,123
Carco Auto Loan Trust
 Series 91-3 7.875% 3/15/98 .................        3,620,000       3,673,214
Fleet Finance Home Equity Trust
 Series 90-1 A 8.90% 1/16/06 ................        2,049,303       2,082,912
Money Store 93-DA1 5.675% 2/15/09 ...........        2,600,836       2,464,292
OSCC Home Equity Loan Trust
 6.025% 6/15/08  ............................        1,797,625       1,708,283
Premier Auto Trust
 Series 93-3 A 4.22% 3/2/99 .................        3,230,864       3,118,753
 Series 93-2 A3 4.90% 10/15/98 ..............        2,814,219       2,725,289
 Series 93-3 A3 4.90% 12/15/98 ..............        3,979,974       3,844,257
                                                                   -----------
Total Asset Backed Securities
 (cost $27,264,371)  ........................                       26,717,430
                                                                   -----------
Government Agency Notes - 2.29%
Federal Home Loan Bank Global Note
 6.125% 8/5/96  .............................       12,740,000      12,611,734
                                                                   -----------
Total Government Agency Notes
 (Cost $12,693,461)  ........................                       12,611,734
                                                                   -----------

                                                     Principal           Market
                                                      Amount             Value
SHORT-TERM INVESTMENTS - 2.72%
 U.S. Treasury Bill 0.00% 11/17/94 ..........    $  15,000,000      $14,969,233
                                                                    -----------
 Total Short-Term Investments
  (Cost $14,969,233) ........................                        14,969,233
                                                                    -----------
REPURCHASE AGREEMENTS - 2.96%
 With Bankers Trust 4.73% 11/1/94
 (dated 10/31/94, collateralized by
 $4,815,000 U.S. Treasury Notes
 7.625% due 4/30/96, market value
 $4,884,988 and $733,000 U.S.
 Treasury Notes 7.375% due
 5/15/96, market value $765,810) ............        5,537,000        5,537,000
With Paine Webber 4.76% 11/1/94
 (dated 10/31/94, collateralized by
 $4,012,000 U.S. Treasury Notes
 8.875% due 7/15/95, market value
 $4,195,826 and $1,439,000 U.S. .............
 Treasury Notes 6.00% due 6/30/96,
 market value $1,453,063) ...................        5,537,000        5,537,000
With Prudential Securities 4.76%
 11/1/94 (dated 10/31/94,
 collateralized by $1,412,000 U.S. ..........
 Treasury Notes 4.625% due 2/29/96,
 market value $1,390,022 and
 $4,012,000 U.S. Treasury Notes
 4.25% due 5/15/96, market value $3,951,899)         5,234,000        5,234,000
                                                                    -----------
 Total Repurchase Agreements
  (cost $16,308,000) ........................                        16,308,000
                                                                    -----------

TOTAL MARKET VALUE OF SECURITIES
  OWNED - 104.18% (cost $548,734,004) ........                      573,625,598
LIABILITIES NET OF RECEIVABLES AND
  OTHER ASSETS - (4.18%) .....................                      (22,993,808)
                                                                    -----------
NET ASSETS APPLICABLE TO 30,585,251
 SHARES ($1 PAR VALUE) OUTSTANDING - 100.00%                      $ 550,631,790
                                                                  =============

NET ASSET VALUE - DELAWARE FUND A CLASS
  ($456,073,556 / 25,339,619 SHARES) .........                           $18.00
                                                                         ======
NET ASSET VALUE - DELAWARE FUND
 INSTITUTIONAL CLASS
  ($93,990,438 / 5,214,057 SHARES) ...........                           $18.03
                                                                         ======
 NET ASSET VALUE - DELAWARE FUND B CLASS
  ($567,796 / 31,575 shares) .................                           $17.98
                                                                         ======
__________________________

* Non-income producing security for the year ended October 31, 1994.
+ Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to qualified institutional buyers.

                       See accompanying notes
10

 DELAWARE GROUP DELAWARE FUND
 STATEMENT OF OPERATIONS
 YEAR ENDED OCTOBER 31, 1994

 INVESTMENT INCOME:
 Interest .................................................   $ 14,212,081
 Dividends ................................................      9,758,456    $ 23,970,537
                                                              ------------
 EXPENSES:
 Management fees ($2,913,609) and
  directors' fees ($16,169) ...............................      2,929,778
 Dividend disbursing and transfer
  agent fees and expenses .................................        948,595
 Distribution expenses ....................................        775,907
 Salaries .................................................        181,231
 Reports to shareholders ..................................        129,888
 Taxes, other than taxes on income ........................         71,302
 Custodian fees ...........................................         64,723
 Federal and state registration fees ......................         40,903
 Auditing .................................................         25,858
 Other ....................................................        122,441       5,290,626
                                                                ----------      ----------
 NET INVESTMENT INCOME ....................................                     18,679,911
                                                                              ------------

 NET REALIZED GAIN AND
  UNREALIZED LOSS ON
  INVESTMENTS:
 Net realized gain from security transactions .............                      7,247,608
 Net unrealized depreciation of
  investments during the period ...........................                    (16,013,608)
                                                                              ------------

 NET REALIZED AND UNREALIZED
  LOSS ON INVESTMENTS: ....................................                     (8,766,000)
                                                                              ------------

 NET INCREASE IN NET ASSETS
  RESULTING FROM OPERATIONS ...............................                   $  9,913,911
                                                                              ============


 COMPUTATION OF NET ASSET VALUE AND OFFERING
  PRICE - DELAWARE FUND A CLASS:
 Net asset value per share (A) ............................                        $18.00
 Sales charges (5.75% of offering price, or 6.10% of amount
  invested per share) (B) .................................                          1.10
                                                                             ------------
 Offering price ...........................................                        $19.10
                                                                             ============


-----------
(A) Net asset value per share, as illustrated, is the estimated amount which would be paid upon the redemption or repurchase of shares.
(B) See Purchasing Shares in the current Prospectus for purchases of $100,000 or more.

                   See accompanying notes

 DELAWARE GROUP DELAWARE FUND
 STATEMENTS OF CHANGES IN NET ASSETS
 YEAR ENDED OCTOBER 31, 1994

                                                Year Ended        Year Ended
                                                 10/31/94          10/31/93
 OPERATIONS:
 Net investment income .................     $  18,679,911      $  17,563,378
 Net realized gain from security
  transactions .........................         7,247,608         33,866,140
 Net appreciation (depreciation)
  during the period ....................       (16,013,608)         8,236,555
                                             -------------      -------------
 Net increase in net assets resulting
  from operations ......................         9,913,911         59,666,073
                                             -------------      -------------

 DISTRIBUTIONS TO
 SHAREHOLDERS FROM:
 Net investment income:
  Delaware Fund A Class ................       (15,343,261)       (16,247,504)
  Delaware Fund Institutional Class ....        (2,958,346)        (2,162,443)
  Delaware Fund B Class ................            (3,727)              --
 Net realized gain from security
  transactions:
  Delaware Fund A Class ................       (29,288,645)       (17,971,335)
  Delaware Fund Institutional Class ....        (4,503,721)        (2,246,196)
  Delaware Fund B Class ................              --                 --
                                             -------------      -------------
                                               (52,097,700)       (38,627,478)
                                             -------------      -------------

 CAPITAL SHARE TRANSACTIONS:
 Proceeds from shares sold:
  Delaware Fund A Class ................        28,724,526         76,691,957
  Delaware Fund Institutional Class ....        34,025,403         73,139,260
  Delaware Fund B Class ................           567,201               --
 Net asset value of shares issued upon
  reinvestment of dividends from net
  investment income and realized
  securities profits:
  Delaware Fund A Class ................        34,242,339         25,797,889
  Delaware Fund Institutional Class ....         7,450,202          4,396,899
  Delaware Fund B Class ................             3,714               --
                                             -------------      -------------
                                               105,013,385        180,026,005
                                             -------------      -------------

 Cost of shares repurchased:
  Delaware Fund A Class ................       (78,055,142)      (101,049,026)
  Delaware Fund Institutional Class ....       (13,722,666)        (7,778,181)
  Delaware Fund B Class ................              --                 --
                                             -------------      -------------
                                               (91,777,808)      (108,827,207)
                                             -------------      -------------

  Increase in net assets derived from
   capital share transactions ..........        13,235,577         71,198,798
                                             -------------      -------------


 NET INCREASE (DECREASE) IN
  NET ASSETS ...........................       (28,948,212)        92,237,393

 NET ASSETS:
 Beginning of period ...................       579,580,002        487,342,609
                                             -------------      -------------
 End of period (including
  undistributed net investment
  income of $2,742,632 and
  $2,368,055, respectively) ............     $ 550,631,790      $ 579,580,002
                                             =============      =============
                             See accompanying notes
                                                                              11

DELAWARE GROUP DELAWARE FUND
NOTES TO FINANCIAL STATEMENTS
OCTOBER 31, 1994

1. Significant Accounting Policies
Delaware Group Delaware Fund, Inc. (the "Company") is a diversified, open-end investment company of the series type organized under the laws of Maryland and is registered under the Investment Company Act of 1940, as amended. The Company currently offers two series, Delaware Fund (the "Fund") and Dividend Growth Fund. The Fund currently offers three classes of shares, Delaware Fund A Class (formerly known as Delaware Fund class), Delaware Fund Institutional Class (formerly known as Delaware Fund (Institutional) class), and Delaware Fund B Class.

Portfolio securities listed or traded on a national securities exchange, except for bonds, are valued at the last sale price on the exchange where they are primarily traded. Securities not traded on a particular day, over-the-counter securities and government and agency securities are valued at mean value between bid and asked prices. Money market instruments having a maturity of less than 60 days are valued at amortized cost. Debt securities (other than short-term obligations) are valued on the basis of valuations provided by a pricing service when such prices are believed to reflect the fair value of such securities. Prices provided by the pricing service take into account appropriate factors such as institutional trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data. Other securities and those for which no quotations are available are valued at fair value as determined in good faith and in a method approved by the Board of Directors.

Security transactions are accounted for on the date the securities are purchased or sold (trade date). Gains and losses are based upon the specific identification method for both financial statement and federal tax purposes. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

No provision for federal income taxes was made since it is the intention of the Fund to comply with the provisions of the Internal Revenue Code available to regulated investment companies and to make requisite distributions to shareholders.

On November 9, 1992, the Fund began offering a new class of shares, the Delaware Fund Institutional Class, which is available only to certain institutions at net asset value and on September 6, 1994, the Fund began offering the Delaware Fund B Class. Each share in each class will bear, pro rata, all of the common expenses of the Fund except that the Delaware Fund Institutional Class will not incur any distribution fees under any 12b-1 Plan. The net asset values of all outstanding shares of each class of the Fund will be computed on a pro rata basis for each outstanding share based on the proportionate participation in the Fund represented by the value of shares of that class. All income earned and expenses incurred by the Fund, will be borne on a pro rata basis by each outstanding share of a class, based on each class' percentage in the Fund represented by the value of shares of such classes. Due to the specific distribution expenses, it is expected that the net asset value of and dividend paid to each class of the Fund will vary.

The Fund is permitted to borrow money as a temporary measure for extraordinary or emergency purposes. The Fund had a line of credit arrangement with its custodian bank, Chemical Bank, for an amount not to exceed $10 million. As of and for the year ended October 31, 1994, there were no borrowings under this line of credit.

2. Investment Management Fee and Other Transactions with Affiliates
In accordance with the terms of the investment management agreement, the compensation paid to Delaware Management Company, Inc., the investment manager of the Fund, is equal to (on an annual basis) .6% on the first $100 million of average daily net assets of the Fund, .525% on the next $150 million, .5% on the next $250 million and .475% on the average daily net assets over $500 million, less all amounts paid to the unaffiliated directors by the Fund. Pursuant to the Distribution Agreement between the Fund and Delaware Distributors, Inc., an affiliate of Delaware Management Company, Inc., the Distributor will be paid monthly a fee which is computed on the net assets of the Fund as of the close of business each day at an annual rate not to exceed 0.30% of the Fund's average daily net assets attributable to the Delaware Fund A Class and at an annual rate of 1.00% of the Fund's average daily net assets attributable to the Delaware Fund B Class.

Certain officers, directors and shareholders of Delaware Management Company, Inc. are officers and/or directors of the Fund. Directors, officers and employees of Delaware Management Company, Inc., who are also directors, officers and employees of the Fund, do not receive any compensation from the Fund. Salaries of officers and employees who are exclusively employed by the Delaware Group of Funds are apportioned on the basis of net assets of the respective Funds. For the year ended October 31, 1994, the Fund's expenses related to such salaries amounted to $181,231. During the year ended October 31, 1994, Delaware Service Company, Inc., an affiliate of Delaware Management Company, Inc., received $866,854 for providing dividend disbursing and transfer agent services to the Fund. In addition, Delaware Distributors, Inc., another affiliate of Delaware Management Company, Inc., received $120,123 from commissions earned on sales of the Delaware Fund A Class capital stock.

On October 31, 1994, the Fund had an investment management fee payable to Delaware Management Company, Inc. of $38,029. Also, the Fund had dividend disbursing and transfer agent fees, and other expenses payable to Delaware Service Company, Inc. of $28,405. In addition, the Fund owes Delaware Management Company, Inc. and its affiliates, Delaware Service Company, Inc. and Delaware Distributors, Inc. $20,150 for other expenses related to operations.

3. Investments
Investment securities based on cost for federal income tax purposes at October 31, 1994 are as follows:

  Cost of investments ..........................  $549,179,647
  Aggregate unrealized appreciation ............    34,126,359
  Aggregate unrealized depreciation ............    (9,680,408)
                                                  ------------
  Market value of investments ..................  $573,625,598
                                                  ============

Net realized gain based on cost of specific certificate or bond for federal income tax purposes was $7,679,118 for the year ended October 31, 1994.

During the year ended October 31, 1994, the Fund had purchases of $709,771,586 and sales of $655,740,687 of investment securities, other than U.S. government securities and short-term debt securities having maturities of one year or less.

On October 31, 1994 the Fund had a receivable for securities sold of $10,549,067 and a payable for securities purchased of $35,928,758.

4. Capital Stock
Transactions in capital stock shares were as follows:

                                               Year             Year
                                               Ended            Ended
                                              10/31/94        10/31/93
Shares sold:
 Delaware Fund A Class .................      1,561,930       4,055,353
 Delaware Fund Institutional Class .....      1,850,567       3,875,021
 Delaware Fund B Class .................         31,368            --

Shares issued upon reinvestment of
 dividends from net investment
 income and realized securities profits:
 Delaware Fund A Class .................      1,883,180       1,383,900
 Delaware Fund Institutional Class .....        410,140         235,411
 Delaware Fund B Class .................            207            --
                                              ---------       ---------
                                              5,737,392       9,549,685
                                              ---------       ---------
Shares repurchased:
 Delaware Fund A Class .................     (4,229,098)     (5,344,398)
 Delaware Fund Institutional Class .....       (750,002)       (407,080)
 Delaware Fund B Class .................           --              --
                                              ---------       ---------
                                             (4,979,100)     (5,751,478)
                                              ---------       ---------
 Net increase ..........................        758,292       3,798,207
                                              =========       =========

5. Components of Net Assets
Common stock, $1 par value, 200,000,000
 shares authorized to the Fund .......................     $516,238,218
Accumulated undistributed income:
 Net investment income ...............................        2,742,632
 Net realized gain on investments ....................        6,759,346
 Net unrealized appreciation of investments ..........       24,891,594
                                                            -----------
Total net assets .....................................     $550,631,790
                                                            ===========

6. Financial Highlights
Selected data for each share of the Fund outstanding throughout each period were as follows:


                                                                            Delaware Fund A Class
                                                -----------------------------------------------------------------------------------
                                                                             Year Ended October 31,

                                            1994     1993     1992     1991    1990      1989     1988     1987     1986     1985
Net asset value, beginning of period..... $19.430  $18.720  $18.810  $16.190  $17.480  $15.250  $16.850  $23.200  $20.860  $19.070

Income (loss) from investment operations:
 Net investment income...................   0.615    0.631    0.660    0.757    0.856    0.796    0.551    0.331    0.554    0.717
 Net realized and unrealized gain (loss)
  from security transactions.............  (0.285)   1.509    1.490    3.033   (1.366)   2.384    2.259   (1.971)   4.486    2.883
                                          --------  ------  -------   ------  -------   ------   ------  --------  ------   ------
 Total from investment operations........   0.330    2.140    2.150    3.790   (0.510)   3.180    2.810   (1.640)   5.040    3.600

Less distributions:
 Dividends from net investment income....  (0.600)  (0.660)  (0.700)  (0.880)  (0.780)  (0.950)  (0.320)  (0.400)  (0.700)  (0.800)
 Distributions from net realized gain on
  security transactions..................  (1.160)  (0.770)  (1.540)  (0.290)    none     none   (4.090)  (4.310)  (2.000)  (1.010)
                                          --------  -------  -------  -------  -------  -------  -------  -------  -------  -------
 Total distributions.....................  (1.760)  (1.430)  (2.240)  (1.170)  (0.780)  (0.950)  (4.410)  (4.710)  (2.700)  (1.810)

Net asset value, end of period........... $18.000  $19.430  $18.720  $18.810  $16.190  $17.480  $15.250  $16.850  $23.200  $20.860
                                          =======  =======  =======  =======  =======  =======  =======  =======  =======  =======

Total return**...........................   1.80%   11.91%   12.37%    24.32%   (3.17%)  21.66%   22.03%   (9.14%)  26.85%   20.47%


Ratios/supplemental data:
 Net assets, end of period
  (000 omitted)..........................$456,074 $507,528 $487,343  $453,449 $349,873 $361,625 $328,650 $320,854 $405,856 $341,269

 Ratio of expenses to average
   net assets............................   0.97%    0.89%    0.79%*    0.71%    0.75%    0.76%    0.77%    0.73%    0.69%   0.75%
 Ratio of net investment income to
   average net assets....................   3.31%    3.27%    3.64%     4.29%    4.99%    4.73%    4.01%    1.64%    2.53%   3.71%
 Portfolio turnover rate.................    142%     160%     144%      212%     147%     129%     180%     205%     104%    132%

_________________

*   Includes 12b-1 distribution expenses effective June 1, 1992.
** Does not include maximum sales charge of 5.75% nor the 1% limited contingent deferred sales charge that would apply in the event of certain redemptions within 12 months of purchase for Delaware Fund A Class (formerly known as Delaware Fund class).

Selected data for each share of the Fund outstanding throughout each period were as follows:



                                                                                  Delaware Fund            Delaware Fund
                                                                               Institutional Class            B Class
                                                                             ----------------------        -------------
                                                                                Year      11/09/92*           9/6/94**
                                                                               Ended         to                 to
                                                                             10/31/94     10/31/93           10/31/94
Net asset value, beginning of period........................................  $19.460      $18.820            $18.340


Income (loss) from investment operations:
 Net investment income......................................................    0.653        0.632              0.070
 Net realized and unrealized gain (loss) from security transactions.........   (0.293)       1.438             (0.280)
                                                                              --------     -------            --------
 Total from investment operations...........................................    0.360        2.070             (0.210)


Less distributions:
 Dividends from net investment income.......................................   (0.630)      (0.660)            (0.150)
 Distributions from net realized gain on security transactions..............   (1.160)      (0.770)              none
                                                                              --------     --------           --------
 Total distributions........................................................   (1.790)      (1.430)            (0.150)
Net asset value, end of period..............................................  $18.030      $19.460            $17.980
                                                                              ========     ========           ========


Total return................................................................    1.96%       11.76%            (1.14%)+


Ratios/supplemental data:
 Net assets, end of period (000 omitted)....................................  $93,990      $75,052               $568
 Ratio of expenses to average net assets....................................    0.81%        0.77%              1.81%
 Ratio of net investment income to average net assets.......................    3.47%        3.39%              2.47%
 Portfolio turnover rate....................................................     142%         160%               142%

_________________

* Date of initial public offering; ratios and total return have been annualized.
** Date of initial public offering; ratios have been annualized and total return has not been annualized.
+ Does not include contingent deferred sales charge whichvaries from 1%-4% depending upon the holding period for Delaware Fund B Class.

DELAWARE GROUP DELAWARE FUND
REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Delaware Group Delaware Fund, Inc. - Delaware Fund

We have audited the accompanying statement of net assets of Delaware
Group Delaware Fund, Inc. - Delaware Fund as of October 31, 1994, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the ten years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of October 31, 1994 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Delaware Group Delaware Fund, Inc. - Delaware Fund at October 31, 1994, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the ten years in the period then ended, in conformity with generally accepted accounting principles.


                                             ERNST & YOUNG LLP
Philadelphia, Pennsylvania
December 1, 1994




-------------------------------------------------------------------------------





                           This annual report is for the information of
                Delaware Fund shareholders, but it may be used with prospective investors when preceded or accompanied by a current Prospectus, which gives details about charges, expenses, investment objectives and operating policies of the Fund. Summary investment results are documented in the current Statement of Additional Information. If used with prospective investors, this report must be accompanied by a Delaware Fund Performance Update for the most recently completed calendar quarter. The figures in this report represent past results. The return and principal value of an investment in the Fund will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

BOARD MEMBERS AND
AFFILIATED OFFICERS

MR. WAYNE A. STORK * Chairman, Delaware Group of Funds, Philadelphia, PA

MR. WALTER P. BABICH * Board Chairman, Citadel Constructors, Inc., King of
 Prussia, PA

MR. JOHN K. CASTLE * Chairman, Castle Harlan, Inc., New York, NY

MR. GEORGE M. CHAMBERLAIN, JR.* * Secretary, Delaware Group of Funds

DR. JOHN J. CONNOLLY * President and CEO, Castle Connolly Medical Ltd., New
 York, NY

MR. DAVID K. DOWNES* * President, Delaware Management Trust Company

MR. JOHN H. DURHAM * Former Chairman, Delaware Group of Funds, Philadelphia, PA

MR. LEONARD M. HARLAN * President, Castle Harlan, Inc., New York, NY

MR. ANTHONY D. KNERR * Consultant, Anthony Knerr & Associates, New York, NY

MS. ANN R. LEVEN * Deputy Treasurer, National Gallery of Art, Washington, DC

MR. W. THACHER LONGSTRETH * Vice Chairman, Packquisition Corp.,
 Philadelphia, PA

MR. KEITH E. MITCHELL* * President and CEO, Delaware Distributors, Inc.

MR. CHARLES E. PECK * Former Chairman and CEO, The Ryland Group, Inc.,
 Columbia, MD

MR. BRIAN F. WRUBLE * President and CEO, Delaware Group of Funds,
 Philadelphia, PA

*Affiliated officers of the Fund


DELAWARE GROUP OF FUNDS

FOR GROWTH OF CAPITAL                          FOR TAX-FREE CURRENT INCOME
Trend Fund                                     Tax-Free USA Fund
DelCap Fund                                    Tax-Free Insured Fund
Value Fund                                     Tax-Free USA Intermediate Fund
                                               Tax-Free Pennsylvania Fund

FOR TOTAL RETURN
Dividend Growth Fund
International Equity Fund                      MONEY MARKET FUNDS
Decatur Total Return Fund                      Delaware Cash Reserve
Decatur Income Fund                            U.S. Government Money Fund
Delaware Fund                                  Tax-Free Money Fund


FOR CURRENT INCOME
Delchester Fund                                CLOSED-END EQUITY/INCOME*
U.S. Government Fund                           Dividend and Income Fund
Treasury Reserves Intermediate Fund            Global Dividend and Income Fund

*Delaware Group Dividend and Income Fund and Delaware Group Global Dividend and
 Income Fund purchases can be made through any broker who is registered with the New York Stock Exchange.

 For a prospectus of any Delaware Group fund, contact your financial adviser or Delaware Group.

                                           Be sure to consult your
                                           financial adviser when making
                                           investments. Mutual funds can
                                           be a valuable part of your
                                           financial plan; however, shares
                                           of the Fund are not FDIC or
                                           NCUSIF insured, are not
                                           guaranteed by any credit union
                                           or any bank, are not obligations
                                           of or deposits of any credit
                                           union or any bank, and involve
                                           investment risk, including the
                                           possible loss of principal.


                                           Investment Manager
                                           Delaware Management Company, Inc.
                                           Philadelphia

                                           International Affiliate
                                           Delaware International Advisers Ltd.
                                           London

                                           National Distributor
                                           Delaware Distributors, Inc.
                                           Philadelphia

                                           Shareholder Servicing,
                                           Dividend Disbursing
                                           and Transfer Agent
                                           Delaware Service Company, Inc.
                                           Philadelphia

                                           1818 Market Street
                                           Philadelphia, PA 19103-3682

                                           Nationwide (800) 523-4640;
DELAWARE                                   In Philadelphia (215) 988-1333
GROUP
========                                   Securities Dealers Only
Philadelphia * London                      Nationwide (800) 362-7500;
                                           In Philadelphia (215) 988-1050

                               Copy Rights Delaware Distributors, Inc.

Printed in the U.S.A. on recycled paper.            12/94 - TKO - AR - 002

PHOTO OF VARIOUS COLONIAL OBJECTS


December 1994

Dear Shareholder:

         It is a pleasure to send you the inaugural annual report for Dividend Growth Fund. The report covers the 10 months of operations from the Fund's initial offering on December 29, 1993 to October 31, 1994, a challenging period indeed for a new equity fund. We are pleased to report that your Fund turned in very strong results on both an absolute and relative basis. The following table presents the total return at net asset value (capital change plus income) for the fiscal period, compared to returns for the unmanaged Standard & Poor's 500 Stock Index and the Lipper Growth & Income Fund Average:

        Although the stock market got off to a strong start as the Fund's fiscal year began, stock prices suffered declines, which were sometimes steep and abrupt, when the Federal Reserve began raising rates last February. The Fed's five interest rate increases during the Fund's fiscal period have been the principal culprit behind the market's turmoil.

--------------------------------------------------------------------------------
                                                       TOTAL RETURN
                                                     TEN MONTHS ENDED
                                                     OCTOBER 31, 1994
Delaware Group Dividend Growth Fund A Class               +9.25%
Standard & Poor's 500 Stock Index                         +3.60
Lipper Growth & Income Fund Average*                      +1.70
--------------------------------------------------------------------------------
Dividend Growth Fund's return is based on the performance of the portfolio at net asset value including reinvestment of all distributions. If the maximum sales charge of 5.75% was included, the return would have been 2.97%. Please see page 6 for additional information and performance for Class B and the Institutional Class of Dividend Growth Fund. *Based on the 347 funds tracked by Lipper Analytical Services, Inc. in the same category as Dividend Growth
Fund during this period excluding any sales charges. None of the performance above reflects the impact of taxes.
--------------------------------------------------------------------------------
        Stock prices rose near their all-time highs in September and October of 1994, but declined precipitously in November when the Fed raised short-term interest rates for a sixth time. Though the outlook is unsettled, as this report is being prepared, we envision no significant market decline from current levels.

        The past 10 months have proved to be an auspicious start for the Fund, and a period when its strategy of investing in dividend-paying companies worked particularly well in a generally unfavorable equity market environment. We encourage you to read further in this report for a more comprehensive look at how the Fund's management selects stocks for the portfolio.

        While the market took a "bumpy ride" during Dividend Growth Fund's first 10 months, we are pleased that we have been able to deliver such favorable results to you. Thank you for investing with Delaware Group, and we look forward to reporting to you in the years ahead as Dividend Growth Fund plays an important role in your investment program.

Sincerely,

/s/ Wayne A. Stork                                    /s/ Brian F. Wruble
---------------------                                 -----------------------
Wayne A. Stork                                        Brian F. Wruble
Chairman                                              President & CEO
Dividend Growth Fund,                                 Dividend Growth Fund,
A Series of Delaware Group                            A Series of Delaware Group
  Delaware Fund, Inc.                                   Delaware Fund, Inc.

PHOTO OF VARIOUS COLONIAL OBJECTS

Building A Portfolio:
Dividend Growth Fund's First 10 Months

  There are two ways to make a profit in the stock market. The first is through capital gains--when a stock's price rises during the time period it is held. The second is dividends, the quarterly income that is paid by many companies to stockholders. Delaware Group believes that dividends are a very important and often underappreciated benefit of stock ownership. In building the Dividend Growth Fund portfolio over the past 10 months, its manager searched for companies with a history of relatively increasing dividend payments.

POTENTIAL BENEFITS OF A FOCUS ON DIVIDENDS

* As a Component of Total Return
        The chart below shows that dividends have provided nearly half of the total return of the S&P 500 Stock Index since it was first tracked 68 years ago. That in itself can be a compelling reason to buy dividend-paying stocks. But take it one step further. Since dividends have been more predictable than price appreciation, investors may be willing to pay more for the stocks of companies with strong dividend histories. That demand, in turn, tends to push up the prices of these stocks. The stock may also suffer less in a down market since the value of the dividend can make the stock attractive relative to other stocks that pay lower or no dividends, and can therefore help provide support for the stock price.
        As you can see, stock dividends contribute directly to total return via the income they provide and indirectly by increasing the perceived value of the stock, which helps contribute to price appreciation. Where a relatively steady dividend is attractive, we believe a growing dividend should be even more valuable.
=========================================
DIVIDENDS + CAPITAL CHANGE = TOTAL RETURN

Captial Appreciation       53%
Dividends                  47%
S&P 500           1926 - 1963

Dividend income has produced nearly half of the S&P 500's total return since 1926, though there is no assurance that this pattern will be repeated. A full 47% of the total return of the S&P 500 was contributed by dividends.

Source: CORR Software (trademark), Ibbotson Associates. Used with permission. All rights reserved. This illustration is not intended to be representative of Dividend Growth Fund or any other Delaware Group fund.

* As an Indicator of Financial Strength
        Maintaining dividend payments over a long period of time tends to show that a company has steady earnings and cash flow, both of which can be an important factor in future growth. The ability to pay dividends is often an indicator that a company is financially sound.

* To Help Reduce the Impact of Price Volatility
        Since rising and falling prices are a fact of life for stock investors, financial planning experts generally recommend that stock investments be made with a long-term time horizon, say, at least five years. However, even investors with the appropriate time horizon often prefer to reduce the potential volatility of stock returns in the short term.
        By creating a "cushion" of sorts, dividend income may help to soften the bumps in the market created by sudden moves in the prices of stocks. For example, if a share of stock is bought at $20, and the price drops by $2 over

PHOTO OF VARIOUS COLONIAL OBJECTS

the course of a year, the price of the investment would be down 10%. (This would not be a realized loss unless the stock were sold at that time.) If the stock had paid quarterly dividends of $.25, however, the stock would have provided $1.00 in income, so though the stock's price return would be -10%, the total return on the investment would be -5%. In this way, a portfolio of dividend paying stocks could fare better on a total return basis during the periodic adverse market conditions that are a natural part of stock market cycles. In better times, when prices are rising, dividends can contribute to the already positive returns.

                                       Picture of George H. Burwell








                                 George H. Burwell, Senior Portfolio Manager

        Dividend payments are determined by a company's board of directors based on actual earnings and performance of the company. In contrast, a stock's price can be affected by a multitude of factors including the economy, overall market conditions and performance of other similar companies. Consequently, opportunities for price appreciation are often dependent on investor emotions. This is one of the primary reasons that dividends have been relatively reliable as is illustrated in the chart below. (Source: Ibbotson Associates) Companies generally try to avoid cutting their dividends unless absolutely necessary and try to increase them when possible.
        Dividend Growth Fund was designed to help investors benefit from the "power of dividends." The Fund searches for companies that have shown consistent and growing dividends and which management believes have the potential to maintain or increase their dividend growth record. We believe that these are the companies that have the fundamental strengths needed to succeed and that their stock prices should benefit as a result.

===============================================================================
Dividends: The More Reliable Component of Stock Returns

           Annual Return   Annual Return          Annual Return   Annual Return
               Values         Values                  Values         Values
           Return from     Return from            Return from     Return from
           Price Change     Dividends             Price Change     Dividends


Dec 1926     5.72%           5.41%      Dec 1960      -2.97%         3.26%
Dec 1927    30.91            5.71       Dec 1961      23.13          3.48
Dec 1928    37.88            4.81       Dec 1962     -11.81          2.98
Dec 1929   -11.91            3.98       Dec 1963      18.89          3.61
Dec 1930   -28.48            4.57       Dec 1964      12.97          3.33
Dec 1931   -47.07            5.35       Dec 1965       9.06          3.21
Dec 1932   -15.15            6.16       Dec 1966     -13.09          3.11
Dec 1933    46.59            6.39       Dec 1967      20.09          3.64
Dec 1934    -5.94            4.46       Dec 1968       7.66          3.18
Dec 1935    41.37            4.95       Dec 1969     -11.42          3.04
Dec 1936    27.92            5.36       Dec 1970       0.16          3.41
Dec 1937   -38.59            4.66       Dec 1971      10.79          3.33
Dec 1938    25.21            4.83       Dec 1972      15.63          3.09
Dec 1939    -5.45            4.69       Dec 1973     -17.37          2.86
Dec 1940   -15.29            5.36       Dec 1974     -29.72          3.69
Dec 1941   -17.86            6.71       Dec 1975      31.55          5.37
Dec 1942    12.43            6.79       Dec 1976      19.15          4.38
Dec 1943    19.45            6.24       Dec 1977      -11.5          4.31
Dec 1944     13.8            5.48       Dec 1978       1.06          5.33
Dec 1945    30.72            4.97       Dec 1979      12.31          5.71
Dec 1946   -11.87            4.09       Dec 1980      25.77          5.73
Dec 1947        0            5.49       Dec 1981      -9.72          4.89
Dec 1948    -0.65            6.08       Dec 1982      14.76           5.5
Dec 1949    10.26             7.5       Dec 1983      17.27             5
Dec 1950    21.78            8.77       Dec 1984       1.39          4.56
Dec 1951    16.46            6.91       Dec 1985      26.34           5.1
Dec 1952    11.78            5.93       Dec 1986      14.63          3.74
Dec 1953    -6.62            5.46       Dec 1987       2.03          3.64
Dec 1954    45.02            6.21       Dec 1988      12.41          4.17
Dec 1955     26.4            4.56       Dec 1989      27.26          3.85
Dec 1956     2.62            3.83       Dec 1990      -6.56          3.36
Dec 1957   -14.31            3.84       Dec 1991      26.31          3.82
Dec 1958    38.06            4.38       Dec 1992       4.46          3.03
Dec 1959     8.48            3.31       Dec 1993       7.06          2.83

Source: Ibbotson Associates. Based on annual returns of the S&P 500 Stock Index from 1926 through 1993. This is not intended to represent results from Dividend Growth or any other Delaware Group Fund.

Over time, the portion of return from dividends has been much more stable than the portion that resulted from changes in stock prices. Dividends have provided a base on which equity returns can be built.

PHOTO OF VARIOUS COLONIAL OBJECTS

PROFILING YOUR FUND'S PORTFOLIO

The stock market as a whole offered little in the way of return potential during the 10 months ended October 31, 1994 as evidenced by the 3.60% return of the S&P 500 Index. Fortunately, we had the advantage of building a portfolio at a time when prices on many stocks were depressed. In spite of the unfavorable environment, we found stocks that met our standards, and as money came into the Fund, we were able to invest it quickly.
        As the Fund's name suggests and as was discussed earlier, we're continuously looking for companies that have a steady cash flow supporting a good dividend history and the potential for continued dividend growth. When evaluating stocks, we also examine specific quantitative measures:

        * THE PAYOUT RATIO OF THE DIVIDEND--the comparison between a company's earnings and what it pays in dividends; and,

        * THE STOCK'S PRICE-TO-EARNINGS (P/E) RATIO--a measure of the "cost" of buying a company's earnings power which can then be compared to the P/E ratio of other companies

        While our emphasis is clearly on the dividend history and cash flow, these other measures are useful because they give us a more complete picture of a stock's value. The payout ratio helps us make sure that a company can afford its dividend, and the P/E ratio helps us avoid companies whose stock price, we believe, is already high enough to limit potential future gains. Below, we take a closer look at the sectors and companies that the Dividend Growth strategy led us to this past year.

CYCLICAL COMPANIES
        Our dividend requirements often preclude us from investing in companies in cyclical businesses--those whose profits typically rise and fall with economic cycles. Normally, when the market senses that earnings for these companies--such as manufacturers of large equipment and raw materials for industrial and consumer use--are about to peak, their stocks no longer outperform the broad market. This is exactly what occurred earlier this year. Since the Fund was not heavily invested in cyclical stocks, we benefited. When investors turn against a particular group of companies, the stock prices of the strong companies within the group often fall with the weaker companies. Due to the anticipation of an earnings peak, we now have an opportunity to acquire stocks of cyclical companies that meet our standards for dividend consistency, but whose prices have been unjustifiably depressed along with the rest of the sector.

FINANCIAL SERVICES COMPANIES
        Rising interest rates usually spell trouble for the financial sector. Nonetheless, financial companies performed well early in 1994, due in part to a rebound from their lows at the end of 1993. More recently, however, the sector experienced another downturn. Though we believe there are still a number of strong companies in this group, because of the higher interest rate environment, investing in financial stocks now requires greater selectivity. MBNA, the national credit card marketer, is an example of a company identified by our selection process and now one of the Fund's top five holdings. We believe that revenue growth for MBNA and several other financial services companies should be strong enough to mitigate any negative effect on profits that rising interest rates could have.

PHOTO OF VARIOUS COLONIAL OBJECTS

         The Fund also has large stock holdings in Fannie Mae and Freddie Mac, the mortgage agencies, both of which have shown consistent growth and stable profit margins. The prices of these two stocks have declined in response to interest rate changes. However, these declines have actually made the stocks even more attractive to us as possible future purchases.

REAL ESTATE INVESTMENT TRUSTS
        Dividend Growth Fund is a strong believer in Real Estate Investment Trusts (REITs), which own large blocks of commercial real estate and look to earn money by renting facilities such as shopping centers, hospitals, apartments and nursing homes. The improvement in the real estate market since 1991 has allowed rents to rise on average which, we believe, should pass through to REIT investors by way of solid increases in the dividends paid on these securities. When compared to utilities--another stock group investors typically turn to for income--we have found that REITs generally offer superior yields and dividend growth potential. While REITs in general, including those in the portfolio, were down in the second half of 1994, Dividend Growth's REITs have performed well relative to the sector as a whole.

CONSUMER STOCKS
        Relative to the S&P 500, we currently have a fairly small weighting in consumer growth stocks, such as food and pharmaceutical manufacturers. Increased product sales (or unit growth) for these companies has been slow, so without price increases--which we see as unlikely--revenue and earnings growth may also be slow. One exception, in our opinion, is Procter & Gamble, one of our largest holdings at fiscal year-end. Procter & Gamble's international unit growth has been driving profits for the whole company, and we believe there is the potential for even more expansion abroad. Many foreign economies are in the early stages of economic recovery, and this well-known consumer products company stands to benefit from its large presence overseas.

LOOKING FORWARD
        As we move into next year, we will continue to monitor interest rates and the other social, political and economic factors that impact the stock market. We believe that selectivity among investments will be as critical in the near future as it was over the past year, so we'll be looking for special situations within each of the market sectors discussed here. Our goal is to identify companies that are likely to do well even if their particular sector of the economy is out of favor with the market or experiences adverse economic conditions.
======================================
Dividend Growth Fund Portfolio
--------------------------------------
Capital Equipment & Services     8.77%
Communications                   9.86%
Technology                       0.70%
Consumer Cyclical               14.93%
Convertible Bonds                0.92%
Consumer Growth                 11.19%
Energy                          10.68%
Chemicals                        0.37%
Financial & Banking             14.10%
Preferred Stock                  2.39%
Insurance & Health Care          5.91%
Manufacturing                    5.79%
Real Estate Investment Trusts    6.93%
Transportation                   1.69%
Cash & Other Assets              5.77%
--------------------------------------
Based on Net Assets as of October 31, 1994.

PHOTO OF VARIOUS COLONIAL OBJECTS

PERFORMANCE OVER THE 10-MONTH PERIOD

The chart below compares Dividend Growth Fund's performance over the 10-month period ended October 31, 1994, with that of the unmanaged Standard and Poor's 500, the index most commonly used to track performance of the broad stock market. Though 10 months is far too short a time to draw conclusions about the Fund's performance, we are pleased that Dividend Growth Fund did so well in such a difficult period. Such results reinforce our confidence in the soundness of this strategy.

========================================
DIVIDEND GROWTH FUND CLASS A

                Div Growth      S&P 500
                $ 9,425.00    $10,000.00
1/31/94         $ 9,735.08    $10,340.00
2/28/94         $ 9,744.82    $10,059.79
3/31/94         $ 9,416.42    $ 9,622.19
4/30/94         $ 9,755.41    $ 9,745.35
5/31/94         $ 9,877.35    $ 9,904.20
6/30/94         $ 9,688.69    $ 9,661.55
7/31/94         $ 9,971.60    $ 9,978.44
8/31/94         $10,339.56    $10,386.56
9/30/94         $10,169.99    $10,133.13
10/31/94        $10,255.41    $10,360.11

                       DIVIDEND GROWTH FUND'S PERFORMANCE
                            Aggregate Total Returns

                   CLASS A*                          CLASS B**
         Lifetime                2.97%    Lifetime                   -0.46%
          Including  Sales Charge          Excluding  Sales Charge
                                          Lifetime                   -4.43%
                                            Including Sales Charge

                            Through October 31, 1994

In its first 10 months, Dividend Growth Fund got off to a strong start, keeping pace with the S&P 500 INDEX, even after taking all fees and sales charges into account.

Chart assumes a $10,000 investment in Dividend Growth Fund    Class A
12/29/93 through 10/31/94 including the impact of the maximum sales charge of 5.75%. Both the Fund and the index reflect the reinvestment of all distributions. No adjustments were made for the payment of taxes. The S&P 500 is an unmanaged index of common stock. Performance for this short time period may not be representative of longer term results.

Return and share value will fluctuate so that shares, when redeemed, may be worth more or less than the original investments. Past performance is not a guarantee of future results.

*CLASS A returns reflect the impact of the 5.75% maximum sales charge and the 12b-1 fee, and take into account the reinvestment of all distributions.

**CLASS B shares do not carry a front-end sales charge, but are subject to a 1% annual distribution and service fee. They are subject to a deferred sales charge of up to 4% if redeemed before the end of the sixth year. Lifetime performance excluding sales charge assumes the investment was not redeemed. Class B was initially offered on 9/6/94.

The cumulative total return for the lifetime period for Dividend Growth Fund's Institutional Class, which is available without sales or asset-based distribution charges only to certain eligible institutional accounts, was 9.55% for the Fund's fiscal period ended 10/31/94. The Institutional Class was initially made available 12/29/94.

Financial Statements

DELAWARE GROUP DIVIDEND GROWTH FUND(1)
STATEMENT OF NET ASSETS
October 31, 1994

                                                          Number       Market
                                                         of Shares      Value
COMMON STOCK-90.92%
CAPITAL EQUIPMENT & SERVICES-8.77%
 Arvin Industries ...........................            2,700         $ 65,813
 Diebold ....................................            1,200           50,700
 Eaton ......................................            2,200          115,225
 Foster Wheeler .............................            1,000           36,000
 General Electric ...........................            3,600          175,950
 Genuine Parts ..............................              800           28,900
 Hewlett Packard ............................              800           78,200
 Rockwell International .....................            2,400           83,700
                                                                       --------
                                                                        634,488
                                                                       --------
 CHEMICALS-0.37%
 Loctite ....................................              600           26,775
                                                                       --------
                                                                         26,775
                                                                       --------
 COMMUNICATIONS-9.86%
 ALLTEL .....................................            6,200          160,425
 AT&T .......................................            1,400           77,000
 Belo (A.H.) ................................              600           32,850
 Gannett ....................................              800           38,400
 General Motors-Class E .....................            1,500           54,938
 News Corp. Ltd.-ADR ........................              800           39,100
 Sprint .....................................            2,000           65,250
*Tele Danmark-ADR ...........................            3,800          109,250
*Telecom Argentina-ADR ......................              600           36,450
 Telefonica de Argentina-ADR ................              500           31,063
 Tribune ....................................            1,300           68,413
                                                                       --------
                                                                        713,139
                                                                      ---------
CONSUMER CYCLICAL-14.93%
 Cato Class A ...............................            6,000           57,000
*Federated Department Stores ................            3,500           72,625
 Marriott International .....................            1,200           35,100
 May Department Stores ......................            6,600          248,325
 Penney (J.C.) ..............................            1,500           75,938
 Sbarro .....................................            8,400          208,950
 Singer .....................................            4,000          125,500
 Sunbeam-Oster ..............................            5,600          138,600
 Wal-Mart Stores ............................            5,000          117,500
                                                                      ---------
                                                                      1,079,538
                                                                      ---------

---------------
(1)  Dividend Growth Fund is a series of Delaware Group Delaware Fund, Inc.
 *   Non-income producing security for the year ended October 31, 1994.

                                                          Number         Market
                                                         of Shares       Value

COMMON STOCK (CONTINUED)
CONSUMER GROWTH-11.19%
American Greetings Class A .....................           2,400      $   65,850
American Stores ................................           3,600          97,650
Dial ...........................................           1,000          20,625
Omnicom Group ..................................             900          47,925
Philip Morris ..................................           1,500          91,875
Procter & Gamble ...............................           5,000         312,500
Service International ..........................           4,000         106,500
Wallace Computer Service .......................           2,400          66,600
                                                                       ---------
                                                                         809,525
                                                                       ---------
ENERGY-10.68%
AES ............................................           3,000          60,375
Dresser Industries .............................           3,500          73,938
Illinova .......................................           1,000          19,750
Kerr-McGee .....................................           1,700          83,513
Mobil ..........................................             600          51,600
Royal Dutch Petroleum ..........................             900         104,850
Sonat ..........................................           2,100          68,250
TOTAL S.A.-ADR .................................           3,000          99,000
Unocal .........................................           3,800         111,150
YPF Sociedad Anonima ADS-ADR ...................           2,800          67,550
Zeigler Coal Holding ...........................           2,300          31,913
                                                                       ---------
                                                                         771,889
                                                                       ---------
FINANCIAL & BANKING-14.10%
Bank of New York ...............................           2,400          76,200
Emphesys Financial Group .......................           4,000         137,500
Federal Home Loan ..............................           2,500         136,250
Federal National Mortgage Association ..........           1,700         129,200
First Security .................................           1,600          41,600
First USA ......................................           3,500         123,375
Istituto Mobiliare Italiano-ADR ................           1,500          30,000
MBNA ...........................................          12,900         345,075
                                                                       ---------
                                                                       1,019,200
                                                                       ---------
INSURANCE & HEALTH CARE-5.91%
Abbott Laboratories ............................           1,900          58,900
Bankers Life Holding ...........................           1,400          26,950
Bard (C.R.) ....................................           2,700          66,150
Equitable of Iowa ..............................           1,600          56,600
Pfizer .........................................           1,900         140,838
UNUM ...........................................           1,700          77,988
                                                                       ---------
                                                                         427,426
                                                                       ---------

                                                           Number        Market
                                                          of Shares      Value

COMMON STOCK (CONTINUED)
MANUFACTURING-5.79%
 Danaher ..........................................         3,000     $ 147,375
 Fleetwood Enterprises ............................         1,800        41,400
*Grupo Sidek S.A.-ADR .............................         1,300        22,913
 Medusa ...........................................         1,500        34,125
 Reynolds & Reynolds ..............................         5,400       134,325
 Rival ............................................         1,500        38,250
                                                                      ---------
                                                                        418,388
                                                                      ---------
 REAL ESTATE-6.93%
 Associated Estates Realty ........................         2,800        52,850
 Colonial Properties Trust ........................         2,000        43,500
 Developers Diversified Realty ....................         1,400        39,200
 Health Care Property Investors ...................         2,200        64,625
 JDN Realty .......................................         3,000        66,000
 Nationwide Health Properties .....................         1,700        59,713
 ROC Communities ..................................         1,500        30,000
 Security Capital Industrial Trust ................         1,888        28,792
 Storage USA ......................................         1,200        30,150
 Sun Communities ..................................         2,300        51,750
 Walden Residential Properties ....................         1,800        34,650
                                                                      ---------
                                                                        501,230
                                                                      ---------
 TECHNOLOGY-0.70%
 Scitex Ord .......................................         2,000        44,625
 Shared Medical Systems ...........................           200         5,913
                                                                      ---------
                                                                         50,538
                                                                      ---------
 TRANSPORTATION-1.69%
 Burlington Northern ..............................         1,000        49,875
 CSX ..............................................         1,000        72,500
                                                                      ---------
                                                                        122,375
                                                                      ---------
 TOTAL COMMON STOCK (COST $6,395,072) .............                   6,574,511
                                                                      ---------

 PREFERRED STOCK-2.39%
 Freeport McMoran Copper & Gold
  convertible preferred ...........................         2,000        46,000
 RJR Nabisco Holdings convertible preferred .......        10,000        68,750
 Reynolds Metals 7.00% convertible preferred ......         1,000        57,750
                                                                      ---------
 TOTAL PREFERRED STOCK (COST $167,910) ............                     172,500
                                                                      ---------

                                                          Principal    Market
                                                            Amount      Value
CONVERTIBLE BONDS-0.92%
Banco Nacional de Mexico SA subordinated
 debenture exchange 7.00% 12/15/99 ...............     $   60,000     $   66,600
                                                                      ----------
TOTAL CONVERTIBLE BONDS (COST $68,954) ...........                        66,600
                                                                      ----------

REPURCHASE AGREEMENTS-4.95%
With Bankers Trust 4.73% 11/1/94
 (dated 10/31/94, collateralized by
 $106,000 U.S. Treasury Notes 7.625%
 due 4/30/96, market value $107,237
 and $16,000 U.S. Treasury Notes
 7.375% due 5/15/96, market value
 $16,811) ........................................        121,000        121,000
With Paine Webber 4.76% 11/1/94
 (dated 10/31/94, collateralized by
 $88,000 U.S. Treasury Notes 8.875%
 due 7/15/95, market value $92,109
 and $32,000 U.S. Treasury Notes
 6.00% due 6/30/96, market value
 $31,898) ........................................        122,000        122,000
With Prudential Securities 4.76% 11/1/94
 (dated 10/31/94, collateralized by
 $31,000 U.S. Treasury Notes 4.625% due
 2/29/96, market value $30,514 and
 $88,000 U.S. Treasury Notes 4.25% due
 5/15/96, market value $86,754) ..................        115,000        115,000
                                                                      ----------
TOTAL REPURCHASE AGREEMENTS
 (COST $358,000) .................................                       358,000
                                                                      ----------

TOTAL MARKET VALUE OF SECURITIES
 OWNED-99.18% (COST $6,989,936)...................                    $7,171,611
RECEIVABLES AND OTHER ASSETS
 NET OF LIABILITIES-0.82% ........................                        59,531
                                                                      ----------
NET ASSETS APPLICABLE TO 667,163 SHARES
 ($1.00 PAR VALUE) OUTSTANDING-100.00% ...........                    $7,231,142
                                                                      ==========
NET ASSET VALUE-DIVIDEND GROWTH FUND
 A CLASS ($4,599,958 / 424,790 SHARES) ...........                        $10.83
                                                                          ======
NET ASSET VALUE-DIVIDEND GROWTH FUND
 INSTITUTIONAL CLASS
 ($2,516,565 / 231,780 SHARES) ...................                        $10.86
                                                                          ======
NET ASSET VALUE-DIVIDEND GROWTH FUND
 B CLASS ($114,619 / 10,593 SHARES)  .............                        $10.82
                                                                          ======
---------------
*Non-income producing security for the year ended October 31, 1994.

                             See accompanying notes

DELAWARE GROUP DIVIDEND GROWTH FUND
STATEMENT OF OPERATIONS
For the Period December 29, 1993* to October 31, 1994

INVESTMENT INCOME:
Dividends .........................................     $ 132,962
Interest ..........................................        23,954      $ 156,916
                                                        ---------
EXPENSES:
Federal and state registration fees ...............        40,539
Management fees ...................................        29,901
Auditing ..........................................        20,163
Reports to shareholders ...........................        14,380
Directors' fees ...................................        10,581
Dividend disbursing and transfer
 agent fees and expenses ..........................        10,225
Distribution expenses .............................         8,374
Custodian fees ....................................         7,210
Legal .............................................         2,575
Salaries ..........................................         1,315
Other .............................................         5,297
                                                        ---------
                                                          150,560
                                                        ---------
Less expenses absorbed by
 Delaware Management Company, Inc. ................       (94,827)        55,733
                                                        ---------      ---------
NET INVESTMENT INCOME .............................                      101,183
                                                                       ---------
NET REALIZED AND UNREALIZED
 GAIN ON INVESTMENTS:
Net realized gain from security
 transactions .....................................                      196,985
Net unrealized appreciation of
 investments during the period ....................                      181,675
                                                                       ---------
NET REALIZED AND UNREALIZED
 GAIN ON INVESTMENTS ..............................                      378,660
                                                                       ---------
NET INCREASE IN NET ASSETS
 RESULTING FROM OPERATIONS ........................                    $ 479,843
                                                                       =========

COMPUTATION OF NET ASSET VALUE AND
OFFERING PRICE FOR DIVIDEND GROWTH
FUND A CLASS
Net asset value per share (A) .....................                       $10.83
Sales charge (5.75% of offering price, 6.09%
 of amount invested per share) (B) ................                          .66
                                                                          ------
Offering price ....................................                       $11.49
                                                                          ======
--------------
 *  Date of initial public offering.
(A) Net asset value per share, as illustrated, is the estimated amount which would be paid upon the redemption or repurchase of shares.
(B) See PURCHASING SHARES in the PROSPECTUS for purchases of $100,000 or more.

                             See accompanying notes

DELAWARE GROUP DIVIDEND GROWTH FUND
STATEMENT OF CHANGES IN NET ASSETS

                                                                      PERIOD
                                                                     12/29/93*
                                                                        TO
                                                                     10/31/94

OPERATIONS:
Net investment income ...............................               $   101,183
Net realized gain from security transactions ........                   196,985
Unrealized appreciation during the period ...........                   181,675
                                                                    -----------
Net increase in net assets resulting
 from operations ....................................                   479,843
                                                                    -----------

DISTRIBUTION TO SHAREHOLDERS
 FROM NET INVESTMENT INCOME:
Dividend Growth Fund A Class ........................                  (32,915)
Dividend Growth Institutional Class .................                  (22,745)
Dividend Growth Fund B Class ........................                      (85)
                                                                    -----------
                                                                       (55,745)
                                                                    -----------
CAPITAL SHARE TRANSACTIONS:
Proceeds from shares sold:
 Dividend Growth Fund A Class .......................                5,237,687
 Dividend Growth Institutional Class ................                3,193,830
 Dividend Growth Fund B Class .......................                  114,216
Net asset value of shares issued upon
 reinvestment of dividends from net
 investment income:
 Dividend Growth Fund A Class .......................                   32,824
 Dividend Growth Institutional Class ................                   22,745
 Dividend Growth Fund B Class .......................                       85
                                                                    -----------
                                                                     8,601,387
                                                                    -----------
Cost of shares repurchased:
 Dividend Growth Fund A Class .......................                 (906,247)
 Dividend Growth Institutional Class ................                 (888,096)
 Dividend Growth Fund B Class .......................                     --
                                                                    -----------
                                                                    (1,794,343)
                                                                    -----------
Increase in net assets derived from
 capital share transactions .........................                6,807,044
                                                                    -----------
NET INCREASE IN NET ASSETS ..........................                7,231,142

NET ASSETS:
Beginning of period .................................                     --
                                                                    -----------
End of period (including undistributed
 net investment income of $45,438) ...................              $ 7,231,142
                                                                    ===========
-----------
* Date of initial public offering.

                             See accompanying notes

DELAWARE GROUP DIVIDEND GROWTH FUND
NOTES TO FINANCIAL STATEMENTS
October 31, 1994


1.  SIGNIFICANT ACCOUNTING POLICIES
The Delaware Group Dividend Growth Fund (the "Fund") is a Series offered by Delaware Group Delaware Fund, Inc. (the "Company"), a diversified open-end investment company organized under the laws of Maryland and registered under the Investment Company Act of 1940, as amended. The Company also currently offers the Delaware Group Delaware Fund--Delaware Fund Series. The Fund currently offers three classes of shares, Dividend Growth Fund A Class (formerly known as Dividend Growth Fund class), Dividend Growth Institutional Class (formerly known as Dividend Growth (Institutional) class), and effective September 6, 1994, the Dividend Growth Fund B Class. Each share in each class will bear pro rata, all of the expenses of the Fund, except that the Dividend Growth Institutional Class will not include any distribution fees under any 12b-1 plan. The net asset values of all outstanding shares of each class of the Fund will be computed on a pro rata basis for each outstanding share based on the proportionate participation in the Fund represented by the value of shares of that class. All income earned and expenses incurred by the Fund, are borne on a pro rata basis by each outstanding share of a class, based on each class' percentage in the Fund represented by the value of shares of such classes. Due to the specific distribution expenses, it is expected that the net asset value and dividend paid to each class of the Fund will vary.

Portfolio securities listed or traded on a national securities exchange, except for bonds, are valued at the last sale price on the exchange where they are primarily traded. Securities not traded on a particular day, over-the-counter securities and government and agency securities are valued at mean value between bid and asked prices. Money market instruments having a maturity of less than 60 days are valued at amortized cost. Debt securities (other than short-term obligations) are valued on the basis of valuations provided by a pricing service when such prices are believed to reflect the fair value of such securities. Prices provided by the pricing service take into account appropriate factors such as institutional trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data.

Security transactions are accounted for on the date the securities are purchased or sold (trade date). Gains and losses are based upon the specific identification method for both financial statement and federal tax purposes. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

No provision for federal income taxes was made since it is the intention of the Fund to comply with the provisions of the Internal Revenue Code available to regulated investment companies and to make requisite distributions to shareholders.

Costs incidental to the initial registration of shares of the Fund amounted to $27,853. These costs were deferred and are being amortized over a two-year period following the initial public offering.

The Fund is permitted to borrow money as a temporary measure for extraordinary or emergency purposes. The Fund had a line of credit arrangement with its custodial bank, Chemical Bank, for an amount not to exceed $500,000. As of and for the period ended October 31, 1994, there were no borrowings under this line of credit.

2. INVESTMENT MANAGEMENT FEE AND OTHER TRANSACTIONS WITH AFFILIATES
In accordance with the terms of the investment management agreement, Delaware Management Company, Inc., the investment manager of the Fund, will receive a fee to be paid monthly, which is computed on the net assets of the Fund as the close of business each day at the annual rate of 0.60% on the first $500 million of average daily net assets of the Fund and 0.50% on the average daily net assets over $500 million. Pursuant to the Distribution Agreement between the Fund and Delaware Distributors, Inc., an affiliate of Delaware Management Company, Inc., the Distributor will be paid monthly a fee which is computed on the net assets of the Fund as of the close of business each day at the annual rate of 0.30% of the Fund's average daily net assets attributable to the Dividend Growth Fund A Class and at an annual rate of 1.00% of the Fund's average daily net assets attributable to the Dividend Growth Fund B Class.

Certain officers, directors and shareholders of Delaware Management Company, Inc. are officers and/or directors of the Fund. Directors, officers and employees of Delaware Management Company, Inc., who are also directors, officers and employees of the Fund, do not receive any compensation from the Fund. Salaries of officers and employees who are exclusively employed by the Delaware Group of Funds are apportioned on the basis of net assets of the respective Funds. For the period ended October 31, 1994, expenses related to such salaries for the Fund amounted to $1,315. Delaware Service Company, Inc., an affiliate of Delaware Management Company, Inc., provides dividend disbursing and transfer agent services to the Fund. The dividend disbursing and transfer agent fees and expenses for the period ended October 31, 1994 were $10,225 for the Fund. In addition, Delaware Distributors, Inc., another affiliate of Delaware Management Company, Inc., received $11,766 from commissions earned on sales of the Dividend Growth Fund A Class shares.

Delaware Management Company, Inc. has elected voluntarily to waive its fee and reimburse the Fund to the extent that annual operating expenses, exclusive of taxes, interest, brokerage commissions, extraordinary expenses and 12b-1 expenses exceed 0.95% of average net assets for each class through June 30, 1995. Total expenses absorbed by Delaware Management Company, Inc. for the period ended October 31, 1994 were $94,827.

On October 31, 1994, the Fund had expenses relating to operations payable to Delaware Management Company, Inc. and its affiliates of $20,133.

3. INVESTMENTS
Investment securities based on cost for federal income tax purposes at October 31, 1994 are as follows:

Cost of investments .........................      $ 6,991,456
Aggregate unrealized appreciation ...........          350,700
Aggregate unrealized depreciation ...........         (170,545)
                                                   -----------
Market value of investments .................      $ 7,171,611
                                                   ===========

Net realized gain for Federal income tax purposes was $198,506 for the period ended October 31, 1994.

During the period ended October 31, 1994, the Fund had purchases of $14,374,824 and sales of $7,937,837 of investment securities, other than U.S. government securities and short-term debt securities having maturities of one year or less.

On October 31, 1994, the Fund had a receivable for securities sold of $70,385 and a payable for securities purchased of $10,244.

4. CAPITAL STOCK
Transactions in capital stock shares were as follows:

                                                                       PERIOD
                                                                      12/29/93*
                                                                         TO
                                                                       10/31/94
Shares sold:
 Dividend Growth Fund A Class ...............................           509,283
 Dividend Growth Institutional Class ........................           314,972
 Dividend Growth Fund B Class ...............................            10,585
Shares issued upon reinvestment of
 dividends from net investment income:
 Dividend Growth Fund A Class ...............................             3,171
 Dividend Growth Institutional Class ........................             2,201
 Dividend Growth Fund B Class ...............................                 8
                                                                       --------
                                                                        840,220
                                                                       --------
Shares repurchased:
 Dividend Growth Fund A Class ...............................           (87,664)
 Dividend Growth Institutional Class ........................           (85,393)
 Dividend Growth B Class ....................................              --
                                                                       --------
                                                                       (173,057)
                                                                       --------
 Net increase ...............................................           667,163
                                                                       ========
----------
* Date of initial public offering.

5. COMPONENTS OF NET ASSETS
Common stock, $1 par value, 125,000,000
 shares authorized to the Fund ..............................         $6,807,044
Accumulated undistributed income:
 Net investment income ......................................             45,438
 Net realized gain on investments ...........................            196,985
 Net unrealized appreciation of investments .................            181,675
                                                                      ----------
Total net assets ............................................         $7,231,142
                                                                      ==========

6. FINANCIAL HIGHLIGHTS
Selected data for each share of the Fund outstanding throughout each period were as follows:

                                                                    DIVIDEND GROWTH FUND   DIVIDEND GROWTH FUND    DIVIDEND GROWTH
                                                                         A CLASS            INSTITUTIONAL CLASS      FUND B CLASS
                                                                    --------------------   --------------------    ---------------
                                                                        12/29/93/1/              12/29/93/1/          9/06/94/7/
                                                                           TO                        TO                   TO
                                                                        10/31/94                   10/31/94             10/31/94

Net asset value, beginning of period .............................    $  10.000                  $ 10.000             $ 10.900

Income (loss) from investment operations:
 Net investment income ...........................................        0.136                     0.201                0.027
 Net realized and unrealized gain (loss) from
  security transactions .............                                     0.784                     0.749               (0.077)
                                                                      ---------                 ---------             --------
 Total from investment operations ................................        0.920                     0.950               (0.050)

Less distributions:
 Dividends from net investment income ............................       (0.090)                   (0.090)              (0.030)
                                                                      ---------                 ---------             --------
  Total distributions ............................................       (0.090)                   (0.090)              (0.030)
                                                                      ---------                 ---------             --------
Net asset value, end of period ...................................    $  10.830                 $  10.860             $ 10.820
                                                                      =========                 =========             ========
Total return/2/ ..................................................        11.09%                    11.45%               (0.46%)

Ratios/supplemental data:
 Net assets, end of period (000 omitted) .........................     $  4,600                  $  2,516             $    115
 Ratio of expenses to average net assets .........................         1.25%/3/                  0.95%/5/             1.95%/8/
 Ratio of net investment income to average net assets ............         1.96%/4/                  2.26%/6/             1.26%/9/
 Portfolio turnover rate .........................................          180%                      180%                 180%

--------------
/1/ Date of initial public offering; ratios and total return have been annualized.
/2/ Total return does not include maximum sale charge of 5.75% nor the 1% limited contingent deferred sales charge that would apply in the event of certain redemptions within 12 months of purchase for Dividend Growth Fund A Class or the contingent deferred sales charge which varies from 1%-4% depending upon the holding period for Dividend Growth Fund B Class.
/3/ Ratio of expenses to average net assets prior to expense limitation was
    3.26% for the period ended October 31, 1994.
/4/ Ratio of net investment loss to average net assets prior to expense limitation was (0.05%) for the period ended October 31, 1994.
/5/ Ratio of expenses to average net assets prior to expense limitation was
    2.96% for the period ended October 31, 1994.
/6/ Ratio of net investment income to average net assets prior to expense limitation was 0.25% for the period ended October 31, 1994.
/7/ Date of initial public offering; ratios have been annualized and total return has not been annualized.
/8/ Ratio of expenses to average net assets prior to expense limitation was
    3.96% for the period ended October 31, 1994.
/9/ Ratio of net investment loss to average net assets prior to expense limitation was (0.75%) for the period ended October 31, 1994.

DELAWARE GROUP DELAWARE FUND, INC--
DIVIDEND GROWTH FUND
REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
Delaware Group Delaware Fund, Inc--Dividend Growth Fund

We have audited the accompanying statement of net assets of Delaware Group Delaware Fund, Inc--Dividend Growth Fund as of October 31, 1994, and the related statements of operations and changes in net assets, and the financial highlights for the period from December 29, 1993 (date of initial public offering) to October 31, 1994. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of October 31, 1994 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Delaware Group Delaware Fund, Inc--Dividend Growth Fund at October 31, 1994, the results of its operations, the changes in its net assets, and the financial highlights for the period from December 29, 1993 (date of initial public offering) to October 31, 1994, in conformity with generally accepted accounting principles.





                                                       ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 1, 1994

BOARD MEMBERS                                                  OTHER AFFILIATED OFFICERS
MR. WAYNE A. STORK               MR. ANTHONY D. KNERR          MR. KEITH E. MITCHELL
Chairman                         Consultant                    President and CEO
Delaware Group of Funds          Anthony Knerr & Associates    Delaware Distributors, L.P.
Philadelphia, PA                 New York, NY
                                                               MR. DAVID K. DOWNES
MR. WALTER P. BABICH             MS. ANN R. LEVEN              President
Board Chairman                   Deputy Treasurer              Delaware Management Trust Company
Citadel Constructors, Inc.       National Gallery of Art
King of Prussia, PA              Washington, DC                MR. GEORGE M. CHAMBERLAIN, JR.
                                                               Secretary
MR. JOHN K. CASTLE               MR. W. THACHER LONGSTRETH     Delaware Group of Funds
Chairman                         Vice Chairman
Castle Harlan, Inc.              Packquisition Corp.
New York, NY                     Philadelphia, PA

DR. JOHN J. CONNOLLY             MR. CHARLES E. PECK
President and CEO                former Chairman and CEO
Castle Connolly Medical Ltd.     The Ryland Group, Inc.
New York, NY                     Columbia, MD

MR. JOHN H. DURHAM               MR. BRIAN F. WRUBLE
former Chairman                  President and CEO
Delaware Group of Funds          Delaware Group of Funds
Philadelphia, PA                 Philadelphia, PA

MR. LEONARD M. HARLAN
President
Castle Harlan, Inc.
New York, NY

DELAWARE GROUP OF FUNDS

FOR GROWTH OF CAPITAL          FOR TAX-FREE
Trend Fund                     CURRENT INCOME
DelCap Fund                    Tax-Free USA Fund
Value Fund                     Tax-Free Insured Fund
                               Tax-Free USA
FOR TOTAL RETURN                 Intermediate Fund
Dividend Growth Fund           Tax-Free Pennsylvania Fund
International Equity Fund
Decatur Total Return Fund      MONEY MARKET FUNDS
Decatur Income Fund            Delaware Cash Reserve
Delaware Fund                  U.S. Government Money Fund
                               Tax-Free Money Fund
FOR CURRENT INCOME
Delchester Fund                CLOSED-END EQUITY/INCOME*
U.S. Government Fund           Dividend and Income Fund
Treasury Reserves              Global Dividend and
  Intermediate Fund              Income Fund























 This annual report is for the information of shareholders of Dividend Growth Fund, but it may be used with prospective investors when preceded or accompanied by a current PROSPECTUS, which gives details about charges, expenses, investment objectives and operating policies of the Fund. Summary investment results are documented in the current Statement of Additional Information. If used with prospective investors, this report must also be accompanied by a Dividend Growth Fund Performance Update for the most recently completed calendar quarter. The figures in this report represent past results. The return and principal value of an investment in the Fund will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

*Delaware Group Dividend and Income Fund and Delaware Group Global Dividend and
 Income Fund purchases can be made through any broker who is registered with the New York Stock Exchange.

     The Delaware Group includes funds with a wide range of investment objectives. Stock funds, income funds, tax-free funds, money market funds and closed-end equity/income funds give investors the ability to create a portfolio that fits their personal financial goals.

     For a prospectus of any Delaware Group fund, contact your financial adviser or call the Delaware Group at 800-523-4640 or 215-988-1333 in Philadelphia.

     BE SURE TO CONSULT YOUR FINANCIAL ADVISER WHEN MAKING INVESTMENTS. MUTUAL FUNDS CAN BE A VALUABLE PART OF YOUR FINANCIAL PLAN; HOWEVER, SHARES OF THE FUND ARE NOT FDIC OR NCUSIF INSURED, ARE NOT GUARANTEED BY ANY CREDIT UNION OR ANY BANK, ARE NOT OBLIGATIONS OF ANY CREDIT UNION OR ANY BANK, AND INVOLVE INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL. SHARES OF THE FUND ARE NOT CREDIT UNION OR BANK DEPOSITS.

INVESTMENT MANAGER
Delaware Management Company, Inc.
Philadelphia
INTERNATIONAL AFFILIATE
Delaware International Advisers Ltd.
London
NATIONAL DISTRIBUTOR
Delaware Distributors, L.P.
Philadelphia
SHAREHOLDER SERVICING,
DIVIDEND DISBURSING
AND TRANSFER AGENT
Delaware Service Company, Inc.
Philadelphia

12/94-PP-AR-039

             DELAWARE GROUP
A TRADITION OF SOUND INVESTING SINCE 1929










 PHOTO OF VARIOUS COLONIAL OBJECTS











               1994

              ANNUAL

              REPORT


                                                      DELAWARE
                                                      GROUP
                                                      ============
                                                      Dividend
                                                      Growth Fund